Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DRILLING TOOLS INTERNATIONAL CORPORATION,

a Delaware corporation;

DTI MERGER SUB I, INC.,

a Delaware corporation;

DTI MERGER SUB II, LLC,

a Delaware limited liability company;

and

SUPERIOR DRILLING PRODUCTS, INC.

a Utah corporation

Dated as of March 6, 2024

i

ii

Exhibit A	Certain Definitions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 6, 2024, by and among Drilling Tools International Corporation, a Delaware corporation (“Parent”); DTI Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub I”); DTI Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub II”, and together with Acquisition Sub I, the “Acquisition Subs”); and Superior Drilling Products, Inc., a Utah corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The parties to this Agreement desire to, on the terms and subject to the conditions set forth herein, enter into an integrated transaction pursuant to which, first, Acquisition Sub I, in accordance with the Utah Act and the General Corporation Law of the State of Delaware (the “DGCL”) will merge with and into the Company, with the Company as the surviving corporation (the “First Merger”), and, second, the Company, as the surviving corporation in the First Merger, and in accordance with the Utah Act, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), will merge with and into Acquisition Sub II, with Acquisition Sub II as the surviving limited liability company (the “Second Merger”, and together with the First Merger, the “Mergers”).

B. The special committee of the board of directors of the Company (the “Company Special Committee”) has unanimously: (i) determined that this Agreement and the transactions contemplated herein, including the Mergers, are advisable and fair to, and in the best interests of, the Company and the Unaffiliated Company Shareholders; (ii) recommended that the Company Board adopt this Agreement and approve the transactions contemplated herein, including the Mergers, and determine that this Agreement and the transactions contemplated herein, including the Mergers, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Shareholders; and (iii) recommended that the Company Board, subject to Section 4.4, recommend that the Company’s shareholders approve this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

C. The Company Board, acting upon the recommendation of the Company Special Committee (such recommendation of the Company Special Committee, the “Company Special Committee Recommendation”), has unanimously: (i) determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders (including the Unaffiliated Company Shareholders); (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) resolved, subject to Section 4.4, to recommend that the Company’s shareholders approve this Agreement.

D. The Parent Board has unanimously: (i) determined that the terms of this Agreement and the Mergers are fair to, and in the best interests of, Parent and its stockholders; and (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers and the issuance of shares of Parent Common Stock in connection therewith, each upon the terms and subject to the conditions contained in this Agreement.

E. The board of directors of Acquisition Sub I has: (i) determined that it is advisable and in the best interests of Acquisition Sub I and its sole shareholder for Acquisition Sub I to enter into this Agreement; (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) recommended that the sole shareholder of Acquisition Sub I approve this Agreement.

F. Parent, as the sole member of Acquisition Sub II, has (i) determined that it is advisable and in the best interests of Acquisition Sub II and its sole member to enter into this Agreement; and (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.

G. It is intended that, for U.S. federal income Tax purposes, (i) the First Merger will be treated as part of a binding plan that includes the Second Merger, (ii) the First Merger will be integrated with the Second Merger and treated as a single transaction, (iii) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

H. Concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are entering into voting agreements with Parent, pursuant to which, among other things, each such shareholder has agreed to vote the shares of Company Common Stock held by such shareholder in favor of the approval of this Agreement.

AGREEMENT

The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers; Effect of Mergers. At the First Effective Time, Acquisition Sub I shall be merged with and into the Company in accordance with the Utah Act and the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Acquisition Sub I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Corporation”) in the First Merger. At the Second Effective Time, the Company shall be merged with and into Acquisition Sub II in accordance with the Utah Act, the DGCL and the DLLCA, whereupon the separate existence of the Company shall cease, with Acquisition Sub II continuing its existence as the surviving limited liability company (the “Surviving Company”). From and after the Second Effective Time, all the property, rights, powers, privileges and franchises of the Company and the Acquisition Subs shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and Acquisition Subs shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the Utah Act, the DGCL and DLLCA.

Section 1.2 Closing; Effective Time. The consummation of the Mergers (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) unless a place for the Closing to be held in person is agreed to in writing by the parties to this Agreement, on the second Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Mergers set forth in Section 5.1, Section 5.2 and Section 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause an articles of merger with respect to the First Merger in form and substance reasonably satisfactory to the parties (the “First Certificate of Merger”) and immediately thereafter a certificate of merger or articles of merger, as applicable, with respect to the Second Merger in form and substance reasonably satisfactory to the parties (the “Second Certificate of Merger,” together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Utah Division of Corporations”) and the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the Company, the Acquisition Subs or Parent under the Utah Act, the DGCL and DLLCA in connection with effecting the Mergers. The Mergers shall become effective on the date and at such time as the Certificates of Merger are filed with the Utah Division of Corporations and the Delaware Secretary of State, as applicable, or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificates of Merger (the time at which the First Merger becomes effective being referred to in this Agreement as the “First Effective Time” and the time at which the Second Merger becomes effective being referred to in this Agreement as the “Second Effective Time”).

Section 1.3 Organizational Documents.

(a) At the First Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the articles of incorporation of the Initial Surviving Corporation until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) At the First Effective Time, the bylaws of the Company in effect immediately prior to the First Effective Time shall continue to be the bylaws of the Initial Surviving Corporation until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

(c) At the Second Effective Time, the certificate of formation of Acquisition Sub II in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation of the Surviving Company until, subject to the requirements of Section 4.11, thereafter amended as provided therein or by applicable Legal Requirements.

(d) The limited liability company agreement of Acquisition Sub II in effect immediately prior to the Second Effective Time will continue to be the limited liability company agreement of the Surviving Company until, subject to the requirements of Section 4.11, thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 1.4 Directors and Officers.

(a) From and after the First Effective Time, the directors and officers of Acquisition Sub I immediately prior to the First Effective Time shall be the directors and officers of the Initial Surviving Corporation until their successor has been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Initial Surviving Corporation.

(b) From and after the Second Effective Time, the managers and officers of Acquisition Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the limited liability company agreement of the Surviving Company until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

Section 1.5 Treatment of Capital Stock in the Mergers.

(a) Treatment of Capital Stock in the First Merger. Subject to the terms and conditions of this Agreement, at the First Effective Time, automatically, by virtue of the First Merger and without any further action on the part of Parent, Acquisition Sub I, the Company or any shareholder of the Company:

(i) all shares of Company Common Stock that are held in the Company’s treasury or are held directly by a Company Subsidiary, Parent, Acquisition Sub I or Acquisition Sub II immediately prior to the First Effective Time (collectively, with the Dissenting Shares, “Excluded Shares”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable in respect thereof;

(ii) except as provided in Section 1.5(a)(i) and Section 1.6 with respect to Excluded Shares, each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (including all shares of Company Restricted Stock) shall be converted into the right to receive, without interest, at the election of the holder thereof in accordance with the procedures set forth in Section 1.11 and Section 1.15 (such consideration, the “Merger Consideration”):

(A) for each share of Company Common Stock with respect to which an election to receive cash has been made and not revoked or lost pursuant to Section 1.15 (such share of Company Common Stock, together with any share of Company Common Stock for which an election to receive cash is deemed to have been made under clause (C) below, the “Cash Election Shares”) an amount of cash equal to $1.00, without interest (the “Cash Election Consideration”);

(B) for each share of Company Common Stock with respect to which an election to receive stock has been made and not revoked or lost pursuant to Section 1.15 (such share of Company Common Stock, together with any share of Company Common Stock for which an election to receive stock is deemed to have been made under clause (C) below, the “Stock Election Shares”), 0.313 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Stock Election Consideration”); and

(C) for each share of Company Common Stock with respect to which no election to receive cash or stock has been made, the Cash Election Consideration, the Stock Election Consideration or a combination of both, as provided in Section 1.15 (such shares of Company Common Stock described in this clause (C), the “No Election Shares”).

(iii) each share of common stock, par value $0.0001 per share, of Acquisition Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation.

(b) Treatment of Capital Stock in Second Merger. Subject to the terms and conditions of this Agreement, at the Second Effective Time, automatically, by virtue of the Second Merger and without any action on the part of Parent, the Initial Surviving Corporation or Acquisition Sub II, each share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist. Each limited liability company interest of Acquisition Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 1.6 Dissenting Shares. Notwithstanding Section 1.5(a)(ii), shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, dissenter’s rights under Title 16, Chapter 10a, Part 13 of the Utah Act (“Part 13”) (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but each holder of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Part 13 (it being understood and acknowledged that at the First Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by Part 13); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to dissent and payment under Part 13 (whether occurring before, at or after the First Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the First Effective Time solely into the right to receive the Merger Consideration as if such shares were No Election Shares, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands for payment from holders of shares of Company Common Stock received by the Company, written withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Part

13. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for payment under the Utah Act, or approve any withdrawal of any such demands or agree to do or commit to do any of the foregoing.

Section 1.7 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class or series of shares of capital stock by reason of any stock split, division, combination, change, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration (and, for the avoidance of doubt, the Stock Election Multiplier and the Option Exchange Ratio) shall be adjusted to the extent appropriate to proportionately reflect such change and to otherwise provide the same economic effect to the Company’s shareholders as contemplated by this Agreement prior to such action. Nothing in this Section 1.7 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.

Section 1.8 Treatment of Equity Awards.

(a) Effective as of the First Effective Time, each Company Option held by an individual who, as of immediately after the First Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8, that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such product down to the nearest whole share; (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the First Effective Time; by (B) the Option Exchange Ratio, and rounding such quotient up to the nearest whole cent, and (iii) the Assumed Company Option shall become fully vested immediately upon the First Effective Time.

(b) Prior to the First Effective Time, the Company shall take all corporate action necessary to provide that each Company Option shall accelerate in full, and all Company Restricted Stock shall become fully vested and the restrictions with respect thereto shall lapse (to the extent not otherwise previously vested in accordance with their terms) as of immediately prior to the First Effective Time.

(c) Effective as of the First Effective Time, each Company Option that is not an Assumed Company Option and that is outstanding and unexercised immediately prior to the First Effective Time, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option, and (y) the excess, if any, of (i) the Cash Election Consideration, over (ii) the per share exercise price of such Company Option, less any applicable taxes and withholding; provided, however, that each such Company Option that is not an Assumed Company Option that has an exercise price per share that is greater than or equal to the Cash Election Consideration shall be cancelled at the First Effective Time for no consideration.

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all Assumed Company Options. Parent shall file and cause to be effective as of no later than the First Effective Time, a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all Assumed Company Options, and Parent shall use its best efforts to cause such registration statement to remain in effect for so long as such Assumed Company Options remain outstanding.

Section 1.9 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(a)(ii) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(a)(ii)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.11, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.9(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 1.10 Closing of Transfer Books.

At the First Effective Time:

(a) all shares of Company Common Stock outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as shareholders of the Company, except (unless such holder holds Excluded Shares, which are subject to Section 1.5(a)(i) or Section 1.6) the right to receive the Merger Consideration pursuant to Section 1.5(a)(ii), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.11(f); and

(b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Initial Surviving Corporation, the Surviving Company or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.11.

Section 1.11 Exchange of Certificates and Cancellation of Book-Entry Positions.

(a) Prior to the Mailing Date, Parent shall select Parent’s transfer agent or another reputable bank or trust company, in either case, reasonably satisfactory to both Parent and the Company, to act as exchange agent with respect to the Mergers (the “Exchange Agent”). Prior to the First Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a); and (ii) cash sufficient to pay the Cash Election Consideration pursuant to Section 1.5(a) and to make payments in lieu of fractional shares in accordance with Section 1.9(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.11(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund as reasonably directed by Parent; provided, that any investment of such cash shall in all events be limited to (w) direct obligations of, or guaranteed by, the U.S. government, (x) in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available) or (z) a money market fund having assets of at least $1 billion; provided, further, that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this ARTICLE I (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) With respect to Company Stock Certificates, as promptly as reasonably practicable, after the First Effective Time, and in any event within three Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Mergers, (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a

Company Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.11(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to mail to each holder of record of any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Section 1.5(a) in non-certificated book-entry form in the name of such record holder (subject to Section 1.11(i)) and (ii) a check or wire transfer of immediate funds in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) the applicable Cash Election Consideration such holder is entitled to receive pursuant to Section 1.5(a), plus (B) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9 plus (C) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 1.11(f). Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c) With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the First Effective Time, but in any event within two Business Days thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Section 1.5(a) in non-certificated book-entry form in the name of such record holder (subject to Section 1.11(i)) and (ii) a check or wire transfer of immediately available funds in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) the applicable Cash Election Consideration such holder is entitled to receive pursuant to Section 1.5(a), plus (B) any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9 plus (C) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 1.11(f), and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Subject to Section 1.11(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the Person in whose name such Non-DTC Book-Entry Shares are registered.

(d) With respect to Company Book-Entry Shares held through DTC, prior to the First Effective Time, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to provide that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the First Effective Time, but in any event within three Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to Section 1.11(f).

(e) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact (in form reasonably acceptable to Parent and the Exchange Agent) by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to Section 1.11(f), as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares, as applicable, with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until the later to occur of: (A) the date on which the holder surrenders such Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.11; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one year after the Closing Date shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.11 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5(a), cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.9(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.11(f).

(h) None of Parent, the Initial Surviving Corporation, nor the Surviving Company shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this ARTICLE I in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i) In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.9(b) or any dividends or distributions pursuant to Section 1.11(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the

Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any Merger Consideration is to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

Section 1.12 Further Action. If, at any time after the First Effective Time, any further action is determined by Parent, the Initial Surviving Corporation or the Surviving Company to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of Acquisition Subs, in the name of the Company or otherwise) be fully authorized to take such action.

Section 1.13 Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub I, Acquisition Sub II, the Company and the Initial Surviving Corporation and the Surviving Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 1.14 Proration.

(a) If the product of the aggregate number of Stock Election Shares and the Stock Election Multiplier (such product, the “Aggregate Stock Elections”) exceeds the Maximum Share Amount, then:

(i) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii) a portion of the Stock Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Stock Election Shares by (B) a fraction, the numerator of which will be the Maximum Share Amount and the denominator of which will be the Aggregate Stock Elections, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Cash Election Consideration.

(b) If the Aggregate Stock Elections is less than the Minimum Share Amount (such difference, the “Shortfall Amount”), then:

(i) all Cash Election Shares and No Election Shares will be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Stock Election Multiplier (the “No Election Share Amount”), then (1) all Cash Election Shares will be exchanged for the Cash Election Consideration and (2) the No Election Shares of each holder thereof will be exchanged for the Stock Election Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Share Amount, with the remaining portion of such holder’s No Election Shares (if any) being exchanged for the Cash Election Consideration or (B) if the Shortfall Amount exceeds the No Election Share Amount, then (1) all No Election Shares will be exchanged for the Stock Election Consideration and (2) a portion of the Cash Election Shares of each holder thereof will be exchanged for the Stock Election Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Cash Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Share Amount, and the denominator of which is the product obtained by multiplying the aggregate number of Cash Election Shares by the Stock Election Multiplier, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Cash Election Consideration; and

(ii) all Stock Election Shares will be exchanged for the Stock Election Consideration.

(c) If the Aggregate Stock Elections is (x) equal to the Maximum Share Amount, (y) less than the Maximum Share Amount but greater than the Minimum Share Amount, or (z) equal to the Minimum Share Amount, then:

(i) all Cash Election Shares and No Election Shares will be exchanged for the Cash Election Consideration; and

(ii) all Stock Election Shares will be exchanged for the Stock Election Consideration.

Section 1.15 Election Procedures.

(a) Not less than 30 days prior to the anticipated First Effective Time (the “Mailing Date”), Parent will cause to be mailed to each record holder of shares of Company Common Stock (other than Excluded Shares), including each holder of Company Restricted Stock, as of five Business Days prior to the Mailing Date (or another date selected by Parent which is reasonably acceptable to the Company) an election form in a form mutually satisfactory to Parent and the Company (the “Election Form”).

(b) Each Election Form will permit the holder (or the beneficial owner through customary documentation and instructions) of shares of Company Common Stock, including each holder of Company Restricted Stock, to specify (i) the number of shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration, (ii) the number of shares with respect to which such holder elects to receive the Cash Election Consideration or (iii) that such holder makes no election with respect to such holder’s shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York Time, on the Business Day that is three Trading Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”) will be deemed to be No Election Shares. Parent and the Company will publicly announce the anticipated Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Notwithstanding anything to the contrary herein or therein, each holder of shares of Company Restricted Stock shall be deemed to have elected to receive Cash Election Consideration with respect to a number of such shares sufficient to satisfy withholding obligations with respect thereto, and Parent shall deposit, or cause to be deposited, funds sufficient to pay applicable withholding with respect to such shares of Company Restricted Stock from such Cash Election Consideration.

(c) Any election made pursuant to this Section 1.15 will have been properly made only if the Exchange Agent has actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that, except as set forth or incorporated by reference in the Company SEC Documents filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to Parent concurrent with the execution of this Agreement (the “Company Disclosure Schedule”):

Section 2.1 Due Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the Laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Exhibit 21.1 of the Most Recent Company 10-K is a correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, except for restrictions on transfer under applicable securities Laws.

Section 2.2 Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, including all amendments thereto in effect prior to the date of this Agreement. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in the Company’s Organizational Documents or the Company Equity Agreements: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right granted by the Company or a Company Subsidiary; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness issued by the Company or any Company Subsidiary and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote; and (iv) there is no Contract to which the Company or any Company Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in the Company Equity Agreements, neither the Company nor any Company Subsidiary is under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, capital or other equity interests of any Company Subsidiary or any other securities of any other Entity.

(c) As of March 5, 2024 (the “Company Capitalization Date”): (i) 30,391,240 shares of Company Common Stock were issued and outstanding (ii) 322,442 shares of Company Common Stock were subject to Company Options; (iii) 354,792 shares of Company Common Stock were reserved for issuance and available for grants of future awards under the Company Equity Plans; (iv) 1,805,878 shares of Company Common Stock have been issued as Company Restricted Stock for which restrictions have not yet lapsed; and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 2.3(c) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the Company Capitalization Date, of the capitalization of the Company. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has issued any shares of Company Common Stock or other equity interests of the Company or any Company Subsidiary, other than pursuant to Company Options and Company Restricted Stock under the Company Equity Plans, in each case, that were outstanding as of the Company Capitalization Date.

(d) Except as set forth in Section 2.3(c), there is no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, or any restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of the Company or any Company Subsidiary, in each case, to which the Company or any Company Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of: (A) the Company Equity Plans; and (B) the forms of all stock option agreements evidencing Company Options outstanding as of the date of this Agreement.

Section 2.4 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Shareholder Vote, to consummate the First Merger. Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, on or prior to the date hereof, (a) the Company Special Committee unanimously (i) determined that this Agreement and the transactions contemplated herein, including the Mergers, are advisable and fair to, and in the best interests of, the Company and the Unaffiliated Company Shareholders, (ii) recommended that the Company Board adopt this Agreement and the transactions contemplated herein, including the Mergers, and determine that this Agreement and the transactions contemplated herein, including the Mergers, are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Shareholders, and (iii) recommended that the Company Board, subject to Section 4.4, recommend that the Company’s shareholders approve this Agreement, in each case, on the terms and subject to the conditions of this Agreement, and (b) the Company Board, acting upon the Company Special Committee Recommendation, has unanimously (i) determined that the Mergers are fair to, and in the best interests of, the Company and the shareholders of the Company (including the Unaffiliated Company Shareholders); (ii) adopted and declared advisable this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) resolved, subject to Section 4.4, to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”). Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the execution and delivery of this Agreement by the Company and the consummation by the Company of the First Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, in each case other than, with respect to the consummation of the Mergers, the receipt of the Required Company Shareholder Vote and the filing of the Certificates of Merger as required by the Utah Act and the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and the Acquisition Subs and the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (x) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (y) rules of law governing specific performance, injunctive relief and other equitable remedies (the “General Enforceability Exception”).

Section 2.5 Vote Required. Assuming the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the approval of this Agreement by the affirmative vote of at least a majority of the votes entitled to be cast on this Agreement by the holders of the shares of Company Common Stock (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and the Organizational Documents of the Company to approve this Agreement or for the Company to consummate the transactions contemplated hereby, including the Mergers.

Section 2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Shareholder Vote and the accuracy of Parent’s and Acquisition Subs’ representations and warranties set forth in Section 3.15, the consummation by the Company of the Mergers will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) except as set forth in the Company Disclosure Schedule, and subject to Section 4.5, result in any loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Material Contract, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary, except, in the cases of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as (i) may be required by the applicable requirements of the Securities Act, the Exchange Act, the Utah Act, the DGCL, the DLLCA, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq or NYSE, or (ii) in connection with the filing of the Form S-4 with the SEC, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Mergers, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2022 (the “Company SEC Documents”) have been filed or furnished by or on behalf of the Company with the SEC on a timely basis. As of the time it was filed with the SEC (or if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of NYSE, as applicable, each as in effect on the date such Company SEC Document was filed; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2022. Since January 1, 2022, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Moss Adams LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) Except as set forth in the Company Disclosure Schedule, the Company maintains, and at all times since January 1, 2022 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal quarter ended December 31, 2023 and such assessment concluded that such controls were effective. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting since January 1, 2022 and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been made available to Parent prior to the date hereof.

(d) Since January 1, 2022, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the Chief Financial Officer or Chief Executive Officer of the Company.

(e) The Company maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of this Agreement, the Company is in compliance in all material respects with all current listing requirements of the NYSE American (“NYSE”).

(f) Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

(h) Neither the Company nor any Company Subsidiary has any liabilities of any nature or type (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required by GAAP to be reflected on a condensed consolidated balance sheet of the Company and its consolidated Company Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Most Recent Company Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with this Agreement, the preparation and negotiation of this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Company Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Schedule, from the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business (other than in connection with COVID-19 Measures) in a manner consistent with past practice, and neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to subsections (ii), (iii), (iv), (vi), (vii), (xi), (xii), (xvi), (xvii), (xix) and (xx) of Section 4.1(a).

Section 2.9 Intellectual Property and Related Matters.

(a) Section 2.9(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement, of all material Company IP that is Registered IP (excluding domain name registrations) (collectively, the “Company Registered IP”), including for each item: (i) the jurisdiction of application or registration; and (ii) the application or registration number.

(b) To the knowledge of the Company, all Company Registered IP is currently in compliance with all formal Legal Requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) to maintain such Company Registered IP in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, all Company Registered IP is valid, subsisting and enforceable (or solely in the case of applications, applied for and pending). Since January 1, 2022, none of the Company Registered IP has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Company Registered IP. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Company Registered IP is invalid or unenforceable, and there is currently no Legal Proceeding pending or threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged.

(c) To the knowledge of the Company, the Company or a Company Subsidiary, as applicable, solely owns or has a valid and enforceable exclusive license (as applicable) to all material Company IP, free and clear of all Liens other than Company Permitted Encumbrances.

(d) Neither the Company nor any Company Subsidiary is subject to any outstanding or, to the knowledge of the Company, pending Order that restricts in any material manner the use, transfer or licensing of any material Company IP.

(e) To the knowledge of the Company, the operations of the businesses of the Company and the Company Subsidiaries as currently conducted, including the Company’s and the Company Subsidiaries’ design, manufacture, provision, use and sale of any Company Products, do not infringe, misappropriate or otherwise violate, and, to the knowledge of the Company, since January 1, 2022 have not infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Company Subsidiary alleging that the operation of the business of the Company or any Company Subsidiary, the Company Products, or Company IP (or the exploitation of any of the foregoing) infringes, misappropriates, or violates (or in the past infringed, misappropriated or violated) any Intellectual Property of any Person, or that any of the Company IP is invalid or unenforceable other than that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written complaints, claims or notices since January 1, 2022 alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any material Company IP by any third Person that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, neither Company nor any Company Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Company IP.

(f) To the knowledge of the Company, no material Company IP was developed using any material support, funding, resources or assistance from any government entities, or from any university, college, other academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business in a manner consistent with past practice).

(g) As of the date of this Agreement, (i) neither the Company nor any Company Subsidiary is obligated to grant licenses to any material Company IP to any industry standards organization, working group, patent pool, trade association, or similar organization and (ii) neither the Company nor any Company Subsidiary, nor any material Company IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, working group, patent pool, trade association, or similar organization.

(h) The Company and each Company Subsidiary have taken commercially reasonable steps to protect all Trade Secrets owned, used or held for use by the Company or a Company Subsidiaries and that are material to the Company or the Company Subsidiaries taken as a whole.

Except as set forth in the Company Disclosure Schedule, each Person who is or was involved in the creation or development of any Company IP has entered into a valid and enforceable agreement with the Company or a Company Subsidiary, containing an assignment to the Company or the Company Subsidiaries, as applicable, of Intellectual Property in such Person’s contribution to the Company IP except to the extent not legally assignable and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Person has materially violated such agreement or otherwise misappropriated any Trade Secret that constitutes material Company IP. Since January 1, 2022, no Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any material Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company or a Company Subsidiary).

(i) Section 2.9(i) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of, (i) all Contracts pursuant to which a third Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any material Intellectual Property (other than licenses to off-the-shelf Software) and which Contract is material to the Company and the Company Subsidiaries, taken as a whole (“In-Bound Licenses”); and (ii) each Contract pursuant to which the Company has granted to any third Person any right or license (including covenants not to sue) to any material Company IP and which Contract is material to the Company and the Company Subsidiaries, taken as a whole (other than, in all cases, non-exclusive licenses granted in the ordinary course of business in a manner consistent with past practice) (“Out-Bound Licenses” and, together with the In-Bound Licenses, the “Company IP Licenses”). Except for the In-Bound Licenses and Out-Bound Licenses, neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Company Subsidiary to use, exploit, assert, or enforce any of its Intellectual Property in any material respect anywhere in the world. Without limiting the foregoing, neither the Company nor any Company Subsidiary has granted any exclusive licenses to any material Company IP.

(j) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws. To the knowledge of the Company, since January 1, 2022, there have not been any material non-permitted disclosures, material security incidents or material breaches involving the Company, the Company Subsidiaries, or any of its agents, employees or contractors relating to any Personal Data in the possession or control of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(k) To the knowledge of the Company, since January 1, 2022, there has been no material failure or any material unauthorized intrusions or material breaches of security with respect to the information technology systems owned or controlled by the Company or any Company Subsidiary that has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.10 Title to Assets; Real Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) except as set forth in the Company Disclosure Schedule, the Company or a Company Subsidiary owns, and has good and indefeasible title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances), (b) either the Company or a Company Subsidiary has a good and valid binding leasehold interest in each material property under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property, collectively, the “Company Leased Real Property”), in each case pursuant to a written lease, sublease, license, or other use or occupancy agreement, in each case that is a valid and binding obligation of the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto, (c) (i) none of the Company or any Company Subsidiary is in default of any provision of any such lease and (ii) the Company has made available to Parent a true and correct copy of each such material lease in effect as of the date of this Agreement, and (d) all buildings, structures, improvements, fixtures, building systems and improvements situated on the Company Leased Real Property comprise all of the material real property used or intended to be used in the conduct of the business of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries owns any real property.

Section 2.11 Contracts. Section 2.11 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or a Company Subsidiary is a party, other than Company Plans (each such Contract (x) required to be listed in Section 2.11 of the Company Disclosure Schedule, (y) that is a Company IP License or (z) that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K under the Exchange Act prior to the date of this Agreement (other than any Company Plan), being referred to as a “Material Contract”):

(a) each Contract that restricts in any material respect the ability of the Company or any Company Subsidiary to (i) engage or compete in any geographic area or line of business, market or field, or to develop, sell, supply, manufacture, market, distribute, or support any material product or service, or (ii) transact with any Person (or that would so restrict Parent, any Parent Subsidiary or any Affiliate of any of them following the Closing);

(b) each joint venture agreement, partnership agreement or similar agreement with a third party;

(c) each material acquisition or divestiture Contract that contains any material indemnification obligations of the Company or a Company Subsidiary or any material “earnout” or other material contingent payment obligations that are outstanding obligations of the Company or any Company Subsidiary as of the date of this Agreement;

(d) each Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third-party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case, in excess of $100,000;

(e) each Contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, or (iv) to make loans to the Company or any Company Subsidiary;

(f) each Contract that obligates the Company or any Company Subsidiary to make any loans, or capital contributions to, or investments in, any Person in excess of $100,000 individually;

(g) each Contract that grants a third party any material right of first refusal, first notice, first negotiation or right of first offer or similar material right with respect to any material assets, rights or properties of the Company or any Company Subsidiary;

(h) each Contract or series of related Contracts (excluding (i) purchase orders given or received in the ordinary course of business in a manner consistent with past practice and (ii) Contracts between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries) under which the Company or any Company Subsidiary (A) paid in excess of $500,000 in fiscal year 2023, or is expected to pay in excess of $500,000 in fiscal year 2024 or (B) received in excess of $500,000 in fiscal year 2023, or is expected to receive in excess of $500,000 in fiscal year 2024;

(i) each “single source” supply Contract pursuant to which goods or materials are supplied to the Company or a Company Subsidiary from a sole source which is expected to involve payments by the Company and Company Subsidiaries in excess of $100,000 in fiscal year 2024;

(j) each Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by the Company and Company Subsidiaries in excess of $100,000 in fiscal year 2024;

(k) each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $25,000;

(l) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $25,000 per month (excluding leases or rental Contracts for office equipment entered into in the ordinary course of business in a manner consistent with past practice);

(m) each Contract relating to the acquisition, sale or disposition of any business unit or product line (other than, for the avoidance of doubt, acquisitions of inventory, equipment or raw materials in the ordinary course of business in a manner consistent with past practice) of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;

(n) any Government Contract with any outstanding obligations under which the Company or the Company Subsidiaries received in excess of $500,000 in fiscal year 2023, or is expected to receive in excess of $500,000 in fiscal year 2024;

(o) each Contract with any material “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis that is material, or that includes a material price protection provision in favor of the counterparty to such Contract;

(p) each settlement agreement entered into since January 1, 2022 (i) with a Governmental Entity that imposes material ongoing obligations or restrictions on the Company or any Company Subsidiary; (ii) that requires the Company or any Company Subsidiary to pay more than $100,000 in excess of insurance coverage after the date of this Agreement; or (iii) that imposes any material restrictions on the business of the Company or any Company Subsidiary after the date of this Agreement;

(q) each Contract (excluding purchase orders given or received in the ordinary course of business in a manner consistent with past practice) with any Top Customer, Top Distributor or Top Supplier of the Company and the Company Subsidiaries; and

(r) each Contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary.

Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) there are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and (2) to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to the General Enforceability Exception, and, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement (excluding purchase orders given or received in the ordinary course of business in a manner consistent with past practice). As of the date of this Agreement, no Top Customer, no Top Distributor and no Top Supplier has canceled, terminated or substantially curtailed its relationship with the Company or any Company Subsidiary, neither the Company nor any Company has received any written notice from any Top Customer, Top Distributor or Top Supplier of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened in writing to do any of the foregoing.

Section 2.12 Compliance with Legal Requirements.

(a) The Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company

Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, since January 1, 2022: (i) to the knowledge of the Company, received any written notice from any Governmental Entity regarding any potential or actual material violation by the Company or any Company Subsidiaries of any Legal Requirement; or (ii) provided any written notice to any Governmental Entity regarding any potential or actual material violation by the Company or any Company Subsidiary of any Legal Requirement.

(b) The Company and the Company Subsidiaries hold, and have at all times since January 1, 2022 held, all Governmental Authorizations necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits; and (iii) no consent from or notice to any Governmental Entity is required in order for each Company Permit to continue in full force and effect upon consummation of the Mergers and the other transactions contemplated by this Agreement.

(c) Except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary have at all times since January 1, 2022 complied with applicable Sanctions Laws and Export Control Laws, (ii) neither the Company or any Company Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither the Company or any Company Subsidiary has been notified of any such pending or threatened actions, (iii) neither the Company, any Company Subsidiary, nor any director or officer of the Company or any Company Subsidiary, or, to the knowledge of the Company, any other employee, independent contractor, consultant, agent, or other person acting on behalf of the Company or any Company Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws, and (iv) since January 1, 2022, the Company and the Company Subsidiaries have secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to the Export Control Laws or Sanctions Laws, including for (A) the export, import and re-export of its products, services, Software and technologies, and (B) releases of technologies and Software to foreign nationals located in the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, since January 1, 2022, has been in compliance in all material respects with the terms of all Export Approvals. None of the officers, directors, or, to the knowledge of the Company, employees of the Company or any of the Company Subsidiaries is a foreign or domestic Government Official.

Section 2.13 Legal Proceedings; Investigations; Orders.

(a) Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect the Company’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Order under which the Company or any Company Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 2.14 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, neither the Company nor any Company Subsidiary nor, any director or officer, or, to the Company’s knowledge, other agent or Person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly (a) violated or taken any action that could potentially result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning corrupt payments (collectively, the “Anti-Corruption Laws”) applicable to the Company or any Company Subsidiary or (b) (i) used, offered to use or authorized the use of any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment from funds of the Company or any Company Subsidiary to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns; (iii) established or maintained any unlawful fund of monies or other unlawful pool of assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, in any form; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of a Prohibited Person, received funds, goods or services from or made any contribution of funds, goods or services to or for the benefit of a Prohibited Person, or otherwise engaged in or facilitated any transactions with, any Prohibited Person. Neither the Company nor any Company Subsidiary is or within the past five years has (i) been, to the knowledge of the Company, under investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) received any written notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Since January 1, 2022, neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 2.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are accurate and complete;

(ii) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them or, in respect of any Taxes accrued but not yet payable by the Company or any Company Subsidiary, adequate reserves have been recorded in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP;

(iii) Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment made or owing to, or received from, their employees, creditors, independent contractors, shareholders, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to such withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) Within the last three years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to such type of Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction;

(v) Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (iii) any agreement entered into on or prior to the Closing Date with a Governmental Entity relating to Taxes, or (iv) any open transaction or installment sale entered into on or prior to the Closing Date; and

(vi) Except as set forth in the Company Disclosure Schedule, there are no: (i) examinations, investigations, audits, or other proceedings pending or, to the knowledge of the Company, threatened in writing with respect to any Taxes of the Company or any Company Subsidiary or any Tax Returns; (ii) extensions or waivers of the limitation period applicable to any Tax Return or the period for the assessment of any Taxes of the Company or the Company Subsidiaries which period has not yet expired; (iii) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any Company Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Company Permitted Encumbrances) upon any of the property or assets of the Company or any Company Subsidiary.

(b) Neither the Company nor any of the Company Subsidiaries (i) is or has been, within the last six years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as transferee or successor.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(e) Within the last two years, neither the Company nor any Company Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(f) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(g) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or has knowledge of any facts that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all material Company Plans as of the date of this Agreement.

(b) The Company has made available to Parent copies of, to the extent applicable: (i) the plan document for each material Company Plan; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material Company Plan; (iii) the most recent summary plan description with respect to each material Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence from any Governmental Entity regarding any active or, to the Company’s knowledge, threatened Legal Proceeding regarding any Company Plan.

(c) No Company Plan is, and neither the Company nor any Company Subsidiary nor any Company Commonly Controlled Entity contributes to, has at any time in the previous six years contributed to or has or had any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (v) a voluntary employee benefit association under Section 501(a)(9) of the Code, or (vi) a plan providing for post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of the Company Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been operated in compliance in all material respects with its terms and with all applicable Legal Requirements. Without limiting the foregoing, no liability under Title IV of ERISA has been incurred by the Company or any Company Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a risk to the Company or any Company Commonly Controlled Entity of incurring a material liability under such Title.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to any payment or benefit under any Company Plan or otherwise; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan. No Company Plan provides for, and no current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary is entitled to, any gross-up, make-whole or other similar payment or benefit in respect of any Taxes under Section 4999 of the Code or Section 409A of the Code.

(f) Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(g) The per share exercise price of each Company Option was at least equal to the fair market value of one share of Company Common Stock on the date of grant of such Company Option. Prior to the date of this Agreement, the Company has made available to Parent a list of all Company Options outstanding as of the date of this Agreement, including the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the grant date of such Company Option, the per share exercise price of such Company Option, the vesting schedule for such Company Option, and the date on which such Company Option expires.

Section 2.17 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any Company Subsidiary.

(b) As of the date of this Agreement (i) and since January 1, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any similar activity or dispute, affecting the Company, any Company Subsidiary or any of their employees and (ii) to the knowledge of the Company, no Person is currently threatening in writing to commence any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.

(c) As of the date of this Agreement there is no material claim or grievance pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or Company Subsidiary relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, privacy right, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including material charges of unfair labor practices or material harassment complaints, material claims or material judicial or administrative proceedings, in each case, which are pending.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, mass layoffs or reductions in force, plant closing notification, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and the Company Subsidiaries have properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

Section 2.18 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pursuant to any Environmental Laws pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. During the three-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have violated, any Environmental Law, or may have any liability or obligation under Environmental Law (including any such liability arising under, retained or assumed by Contract or by operation of law), except for such violations, liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2022, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability under Environmental Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.19 Insurance. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary; or (b) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither the Company nor any of Company Subsidiary is in breach or default under, has received any written notice of, or has taken any action that would reasonably be likely to permit cancellation, termination or modification of, any such insurance policies.

Section 2.20 Product Defects and Warranties.

(a) Since January 1, 2022, all Company Products sold or supported by the Company or any of the Company Subsidiaries have been provided in conformity with the Company’s and the Company Subsidiaries’ applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the knowledge of the Company, the Company’s warranty reserve reflected on the Most Recent Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the knowledge of the Company, was sufficient as of the date of the Most Recent Company Balance Sheet to cover the unexpired warranty liabilities of the Company and the Company Subsidiaries for any products (including Company Products) sold by the Company or the Company Subsidiaries to their respective customers prior to the date of the Most Recent Company Balance Sheet. Since the date of the Most Recent Company Balance Sheet, the Company has not materially modified its practices in calculating warranty reserves. To the knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date of this Agreement to cover the unexpired warranty liabilities of the Company and the Company Subsidiaries for any products (including Company Products) sold by the Company or the Company Subsidiaries to their respective customers prior to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.21 Takeover Statutes. Assuming the accuracy of Parent’s and Acquisition Subs’ representation in Section 3.15, the Company Board has taken all action necessary to render all potentially applicable state anti-takeover statutes and any similar provisions of the Organizational Documents of the Company inapplicable to the Mergers.

Section 2.22 Ownership of Parent Common Stock. During the three years prior to the date of this Agreement, none of the Company, any Company Subsidiary or any “affiliate” or “associate” (as such terms are defined in Utah Act) of any of the foregoing “owns” or “owned” (as such terms are defined in Utah Act), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the disposition or voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.

Section 2.23 Brokers. Except for Piper Sandler & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company Special Committee and/or the Company.

Section 2.24 Related Party Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 2.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) and the Schedule 13E-3 will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, or on the date of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, the Acquisition Subs or any of their Representatives for inclusion in the Proxy Statement/Prospectus or the Schedule 13E-3. For purposes of the Proxy Statement/Prospectus, any information concerning or related to the Company, its Affiliates, or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBS

Parent and each Acquisition Sub hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”):

Section 3.1 Due Organization and Good Standing; Subsidiaries.

(a) Parent and each Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and each Acquisition Sub have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Acquisition Sub are duly qualified and have all necessary Governmental Authorizations to do business, and (where such concept is recognized under the Laws of the applicable jurisdictions) are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Schedule 3.1(b) of the Parent Disclosure Schedule sets forth a correct and complete list of each Entity that is a Parent Subsidiary as of the date of this Agreement. Neither Parent nor either Acquisition Sub nor any Parent Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Schedule 3.1(b) of the Parent Disclosure Schedule and any other wholly owned Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the applicable jurisdictions) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, except for restrictions on transfer under applicable securities Laws.

Section 3.2 Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent and each Acquisition Sub, including all amendments thereto in effect prior to the date of this Agreement. The Organizational Documents of Parent, each Acquisition Sub and each Parent Subsidiary are in full force and effect and neither (a) Parent, either Acquisition Sub nor (b) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, any Parent Subsidiary, is in violation of any of the provisions of such Organizational Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 500,000,000 shares of Parent Common Stock, par value $0.0001 per share (the “Parent Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plan will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in Parent’s restated articles of organization (as amended), Parent’s bylaws or the Parent Equity Agreements: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right granted by Parent or a Parent Subsidiary; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness issued by Parent or any Parent Subsidiary and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote; and (iv) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities of any other Entity.

(c) As of November 14, 2023 (the “Parent Capitalization Date”): (i) 29,768,568 shares of Parent Common Stock were issued and outstanding; and (ii) zero shares of preferred stock, par value $0.001 per share, were issued and outstanding; (iii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding; (iv) 4,961,730 shares of Parent Common Stock were subject to Parent Options; and (v) 3,869,911 shares of Parent Common Stock were reserved for issuance and available for grants of future awards under the

Parent Equity Agreements. From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has issued any shares of Parent Common Stock or other equity interests of the Parent or any Parent Subsidiary, other than pursuant to Parent Options and restricted stock units under the Parent Equity Agreements, in each case, that were outstanding as of the Parent Capitalization Date.

(d) Except as set forth in Section 3.3(c), there is no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, or any restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of Parent or any Parent Subsidiary, in each case, to which Parent or any Parent Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

Section 3.4 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Mergers. Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, on or prior to the date hereof, the Parent Board has unanimously: (i) duly and validly authorized and approved the execution, the delivery and the performance of this Agreement and the consummation of the Mergers, by Parent; (ii) determined that the Mergers are fair to and in the best interests of Parent and its stockholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers; and (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the First Merger as contemplated by this Agreement (the “Parent Share Issuance”). Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Mergers and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, in each case other than the adoption of this Agreement by Parent as the sole shareholder of Acquisition Sub I and the sole member of Acquisition Sub II (which shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the General Enforceability Exception.

(b) Each Acquisition Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub I has: (i) determined that it is advisable and in the best interests of Acquisition Sub I and its sole shareholder for Acquisition Sub I to enter into this Agreement; (ii) declared advisable and adopted this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained in this Agreement; and (iii) recommended that the sole shareholder of Acquisition Sub I approve this Agreement. The sole member of Acquisition Sub II has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub; (ii) declared that this Agreement is advisable; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub II. The execution and delivery of this Agreement by each Acquisition Sub and the consummation by each Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Acquisition Sub, and no other corporate proceedings on the part of either Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Mergers: (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub I and the sole member of Acquisition Sub II (which, in each case, shall occur immediately following the execution of this Agreement); and (B) the filing of the Certificates of Merger as required by the Utah Act, DGCL and DLLCA. Parent, as the sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by each Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of each Acquisition Sub, enforceable against each Acquisition Sub in accordance with its terms, subject to the General Enforceability Exception.

Section 3.5 No Vote Required. No vote of the holders of Parent Common Stock or any other securities of Parent is necessary to authorize this Agreement or the Parent Share Issuance or to consummate the Mergers or other transactions contemplated by this Agreement. The approval of the adoption of this Agreement by Parent as the sole shareholder of Acquisition Sub I and sole member of Acquisition Sub II, which consent will be delivered immediately following the execution hereof in accordance with Section 4.7(c), is the only vote of the holders of any class or series of Acquisition Sub I’s capital stock and Acquisition Sub II’s membership interests necessary under applicable Legal Requirements and each Acquisition Sub’s Organizational Documents for each Acquisition Sub to consummate the transactions contemplated hereby, including the Mergers.

Section 3.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and, assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, the consummation by Parent of the Mergers will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 3.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract that is material to the business of Parent and the Parent Subsidiaries, taken as a whole, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary, except, in the cases of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as (i) may be required by the applicable requirements of the Securities Act, the Exchange Act, the Utah Act, the DGCL, the DLLCA, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq or NYSE, or (ii) in connection with the filing of the Form S-4 with the SEC, neither Parent nor either Acquisition Sub, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Mergers, the performance by Parent of its covenants and obligations hereunder or the consummation by Parent of the Mergers, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since February 11, 2021 (the “Parent SEC Documents”) have been filed or furnished by or on behalf of Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 20, 2023, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable thereto, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments; and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Grant Thornton LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Parent maintains, and at all times since June 20, 2023 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for its fiscal year, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting since January 1, 2022 and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been made available to the Company prior to the date hereof.

(d) Since January 1, 2022, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e) Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date of this Agreement, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f) Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), in each case where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(h) Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), that would be required by GAAP to be reflected on a condensed consolidated balance sheet of Parent and its consolidated Parent Subsidiaries, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with this Agreement, the preparation and negotiation of this Agreement or the transactions contemplated by this Agreement.

Section 3.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business (other than in connection with COVID-19 Measures) in a manner consistent with past practice, and neither Parent nor any Parent Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require the Company’s consent pursuant to Section 4.1(b).

Section 3.9 Compliance with Legal Requirements.

(a) Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. Neither Parent nor any Parent Subsidiary has, since January 1, 2022: (i) to the knowledge of Parent, received any written notice from any Governmental Entity regarding any material violation by Parent of any Legal Requirement; or (ii) provided any written notice to any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement.

(b) Parent and the Parent Subsidiaries hold, and have at all times since January 1, 2022 held, all Governmental Authorizations necessary for the lawful operation of the businesses of Parent and the Parent Subsidiaries as they are now being conducted (the “Parent Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Parent Permit is threatened, (ii) Parent and each Parent Subsidiary is in compliance with the terms and requirements of all Parent Permits and (iii) no consent from or notice to any Governmental Entity is required in order for each Parent Permit to continue in full force and effect upon consummation of the Mergers and the other transactions contemplated by this Agreement.

(c) Except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, (i) Parent and each Parent Subsidiary have at all times since January 1, 2022 complied with applicable Sanctions Laws and Export Control Laws, (ii) neither Parent nor any Parent Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, (iii) neither Parent nor any Parent Subsidiary has been notified of any such pending or threatened actions, (iv) neither Parent, any Parent Subsidiary, nor any director or officer of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other employee, independent contractor, consultant, agent, or other Person acting on behalf of Parent or any Parent Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws, and (v) since January 1, 2022, Parent and the Parent Subsidiaries have secured and maintained all necessary Export Approvals, and each of Parent and the Parent Subsidiaries is and, since January 1, 2022, has been in compliance with the terms of all Export Approvals. None of the officers, directors, or, to the knowledge of Parent, employees of Parent or any of the Parent Subsidiaries is a foreign or domestic Government Official.

Section 3.10 Legal Proceedings; Investigations; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent, the Acquisition Subs or any Parent Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect Parent’s or each Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order under which Parent, each Acquisition Sub or any Parent Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent or any Parent Subsidiary, taken as a whole, since January 1, 2022, neither Parent nor any of the Parent Subsidiaries, nor, any director or officer or, to the knowledge of Parent, other agent or Person acting on behalf of Parent or any of the Parent Subsidiaries has, directly or indirectly, (a) violated or taken any action that could potentially result in a violation of any provision of Anti-Corruption Laws applicable to Parent or any Parent Subsidiary or (b): (i) used, offered to use or authorized the use of any funds of Parent or the Parent Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment from funds of Parent or any Parent Subsidiaries to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns; (iii) established or maintained any unlawful fund of monies or other unlawful pool of assets of Parent or any Parent Subsidiaries; (iv) made any fraudulent entry on the books or records of Parent or any of the Parent Subsidiaries; (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, in any form; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of a Prohibited Person, received funds, goods or services from or made any contribution of funds, goods or services to or for the benefit of a Prohibited Person or otherwise engaged in or facilitated any transactions with, any Prohibited Person. Neither Parent nor any Parent Subsidiary is or within the past five years has (i) been to the knowledge of Parent, under investigation by any Governmental Entity for any potential or actual violation of any Anti-Corruption Laws or (ii) received any written notice from any Governmental Entity regarding any potential or actual violation of, or potential or actual failure to comply with, any Anti-Corruption Laws. Since January 1, 2022, neither Parent nor any of the Parent Subsidiaries have made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.12 Employee Benefit Plans.

(a) No Parent Plan is, and neither Parent nor any Parent Subsidiary nor any Parent Commonly Controlled Entity contributes to, has at any time in the previous six years contributed to or has or had any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (v) a voluntary employee benefit association under Section 501(a)(9) of the Code, or (vi) a plan providing for postemployment or post-retirement health, medical, or life insurance benefits for former or retired employees of Parent or any of the Parent Subsidiaries, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements.

(b) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Parent Plan is so qualified and, to the knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Parent Plan. Each Parent Plan has been operated in compliance in all material respects with its terms and with all applicable Legal Requirements. Without limiting the foregoing, no liability under Title IV of ERISA has been incurred by Parent or any Parent Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of Parent, no condition exists that presents a risk to Parent or any Parent Commonly Controlled Entity of incurring a liability under such Title.

(c) Each Parent Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

Section 3.13 Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is a party to, nor does Parent or any Parent Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of Parent, seeking to represent any employees of Parent or any Parent Subsidiary.

(b) As of the date of this Agreement (i) and since January 1, 2022, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any similar activity or dispute, affecting Parent, any Parent Subsidiary or any of their employees and, (ii) to the knowledge of Parent, no Person is currently threatening in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.

(c) As of the date of this Agreement there is no material claim or grievance pending or, to the knowledge of Parent, threatened by or on behalf of any employees of Parent or any Parent Subsidiary relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of Parent or any Parent Subsidiary, including material charges of unfair labor practices or material harassment complaints, claims or judicial or administrative proceedings, in each case, which are pending.

Section 3.14 Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.22, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Mergers and the Parent Share Issuance.

Section 3.15 Ownership of Company Common Stock. During the three years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock (other than pursuant to any Parent Plan). There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

Section 3.16 Intellectual Property.

(a) To the knowledge of Parent, all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary (“Parent IP”) that is Registered IP (collectively, the “Parent Registered IP”) is valid, subsisting and enforceable (or solely in the case of applications, applied for and pending). Since January 1, 2022, neither Parent nor any Parent Subsidiary has received any written notice or claim challenging the validity or enforceability of any Parent Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Parent Registered IP is invalid or unenforceable, and there is currently no Legal Proceeding pending or threatened in writing, in which the validity, enforceability or ownership of any Parent Registered IP is being contested or challenged.

(b) Neither Parent nor any Parent Subsidiary is subject to any outstanding or, to the knowledge of Parent, pending Order that restricts in any material manner the use, transfer or licensing of any material Parent IP.

(c) To the knowledge of Parent, the operations of the businesses of Parent and the Parent Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and since January 1, 2022 have not, to the knowledge of Parent, infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person in a manner that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Legal Proceeding is pending or, to the knowledge of Parent, threatened in writing against the Parent or any Parent Subsidiary alleging that the operation of the business of the Parent or any Parent Subsidiary or Parent IP (or the exploitation of any of the foregoing) infringes, misappropriates, or violates (or in the past infringed, misappropriated or violated) any Intellectual Property of any Person, or that any of the Parent IP is invalid or unenforceable other than that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written complaints, claims or notices since January 1, 2022 alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Parent IP by any third Person that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2022, neither Parent nor any Parent Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Parent IP.

(d) Parent and each Parent Subsidiary have taken commercially reasonable steps to protect all Trade Secrets owned, used or held for use by Parent or a Parent Subsidiaries and that are material to Parent or the Parent Subsidiaries, taken as a whole. Parent and each Parent Subsidiary has, and uses commercially reasonable measures to enforce, a policy requiring all employees and consultants of Parent or any Parent Subsidiary, in each case, who have been engaged in the development of any Parent Product, to enter into proprietary information and intellectual property assignment agreements with Parent or a Parent Subsidiary, for the benefit of Parent or a Parent Subsidiary, as applicable.

Section 3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are accurate and complete;

(ii) Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them or, in respect of any Taxes accrued but not yet payable by Parent or any Parent Subsidiary, adequate reserves have been recorded in the financial statements of Parent and the Parent Subsidiaries in accordance with GAAP;

(iii) Each of Parent and the Parent Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment made or owing to, or received from, their employees, creditors, independent contractors, shareholders, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to such withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) Within the last three years, no claim has been made in writing by any Tax authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns of a particular type that Parent or any Parent Subsidiary is or may be subject to such type of Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction;

(v) Neither Parent nor any Parent Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (iii) any agreement entered into on or prior to the Closing Date with a Governmental Entity relating to Taxes, or (iv) any open transaction or installment sale entered into on or prior to the Closing Date; and

(vi) There are no: (i) examinations, investigations, audits, or other proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any Taxes of Parent or any Parent Subsidiary or any Tax Returns; (ii) extensions or waivers of the limitation period applicable to any Tax Return or the period for the assessment of any Taxes of Parent or the Parent Subsidiaries which period has not yet expired; (iii) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity in writing against Parent or any Parent Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Parent Permitted Encumbrances) upon any of the property or assets of Parent or any Parent Subsidiary.

(b) Neither Parent nor any of the Parent Subsidiaries (i) is or has been, within the last six years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which Parent is the common parent or (ii) has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as transferee or successor.

(c) Neither Parent nor any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement between or among Parent and/or any Parent Subsidiary.

(d) Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(e) Within the last two years, neither Parent nor any Parent Subsidiary has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(f) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(g) Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or has knowledge of any facts that would prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 3.18 Brokers. Other than Energy Capital Solutions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent.

Section 3.19 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) and the Schedule 13E-3 will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, or on the date of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.

Section 3.20 Data Privacy and Security. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each Parent Subsidiary is in compliance, and has since January 1, 2022 complied, with all applicable Data Protection Laws. To the knowledge of Parent, since January 1, 2022, there have not been any material non-permitted disclosures, material security incidents or material breaches involving Parent, Parent Subsidiaries, or any of its agents, employees or contractors relating to any Personal Data in its possession or control that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, since January 1, 2022, there has been no material failure or any material unauthorized intrusions or material breaches of security with respect to the information technology systems owned or controlled by Parent and each of the Parent Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of Parent and each of the Parent Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.21 Parent Top Customers, Distributors and Suppliers. As of the date of this Agreement, no Parent Top Customer, no Parent Top Distributor and no Parent Top Supplier has canceled, terminated or substantially curtailed its relationship with Parent or any Parent Subsidiary, given written notice to Parent or any Parent Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with Parent or any Parent Subsidiary, or, to the knowledge of Parent, threatened in writing to do any of the foregoing.

Section 3.22 Product Defects and Warranties.

(a) Since January 1, 2022, all Parent Products sold or supported by Parent or any of the Parent Subsidiaries have been provided in conformity with Parent’s and the Parent Subsidiaries’ applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) To the knowledge of Parent, Parent’s warranty reserve reflected on the Most Recent Parent Balance Sheet was sufficient as of the date of the Most Recent Parent Balance Sheet to cover the unexpired warranty liabilities of Parent and the Parent Subsidiaries for any products (including Parent Products) sold by Parent or the Parent Subsidiaries to their respective customers prior to the date of the Most Recent Parent Balance Sheet. Since the date of the Most Recent Parent Balance Sheet, Parent has not materially modified its practices in calculating warranty reserves. To the knowledge of Parent, Parent’s current warranty reserve is sufficient as of the date of this Agreement to cover the unexpired warranty liabilities of Parent and the Parent Subsidiaries for any products (including Parent Products) sold by Parent or the Parent Subsidiaries to their respective customers prior to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.23 Acquisition Subs. Parent is the sole shareholder of Acquisition Sub I and the sole member of Acquisition Sub II. Since their respective dates of incorporation and formation, respectively, Acquisition Sub I and Acquisition Sub II have not carried on any business or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, other than expenses incurred in connection with their incorporation and formation, respectively.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations.1

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements, or (4) as expressly required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business; provided that any action expressly permitted by the remaining provisions of this Section 4.1(a) (including Section 4.1(a) of the Company Disclosure Schedule) will not constitute a violation of the foregoing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (A) to the extent Parent shall otherwise give its prior consent in writing (in the case of subsections (iv), (vi), (viii), (ix), (x), (xii), (xiii), and (xvii) of this Section 4.1(a), such consent not to be unreasonably withheld, conditioned or delayed), (B) as set forth in Section 4.1(a) of the Company Disclosure Schedule, (C) as may be required by applicable Legal Requirements, or (D) as expressly required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to):

(i) amend the Company’s Organizational Documents or amend the Organizational Documents of any Company Subsidiary;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Company’s capital stock or other equity interests of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interest of any Company Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any material assets except, (1) acquisitions by the Company from any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries; (2) the purchase of equipment, supplies and inventory in the ordinary course of business or (3) inbound licenses or other grants or assignments of Intellectual Property in the ordinary course of business;

[1]	Note to W&S: Subject to ongoing review by the Company.

(v) except in connection with any transaction between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than shares of Company Common Stock issuable upon exercise of outstanding Company Options;

(vi) except in connection with any transaction between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries, sell, assign, transfer, lease or license to any third party, or incur any Lien on any of its material tangible property or tangible assets, except for Company Permitted Encumbrances, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any material Company IP or material tangible assets of the Company, other than: (A) sales of inventory, goods or services in the ordinary course of business in a manner consistent with past practice or of obsolete equipment or assets in the ordinary course of business consistent with past practice; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement; or (C) as security for any borrowings permitted by Section 4.1(a)(viii); or (D) licenses granted to customers or other third parties in the ordinary course of business in a manner consistent with past practice;

(vii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, except: (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Company Common Stock accepted as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options, as applicable, in accordance with the terms of the applicable award;

(viii) incur (other than draws on existing revolving loans), redeem, repurchase, prepay (other than prepayments of revolving loans), defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or capital contributions to any other Person, except for any indebtedness among the Company and its wholly owned Company Subsidiaries or among any wholly owned Company Subsidiaries (and guarantees by the Company or the Company Subsidiaries in respect thereof);

(ix) (A) adopt, terminate or amend any Company Plan except to the extent permitted by clauses (B), (C), (D) or (E) of this Section 4.1(a)(ix), (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any member of the Company Board, current employee, or former employee of the Company or any Company Subsidiary, (C) grant any rights to severance, retention, change in control or termination pay to any member of the Company Board, current employee or former employee of the

Company or any Company Subsidiary, (D) hire or promote any employee at or to the level of Vice President or above, or (E) terminate the employment of any employee of the Company or any Company Subsidiary whose annual base salary exceeds $100,000 (other than for cause); except, in each case, for: (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements; (2) hiring any Person for employment (including by means of internal promotion) to fill any currently existing Vice President or higher position that becomes vacant after the date of this Agreement, and, notwithstanding anything to the contrary in this Section 4.1(a)(ix), provide such Person with compensation and benefits for such position consistent with past practice; (3) hiring any Person for employment in accordance with the Company’s present hiring plan made available to Parent or otherwise hiring an individual below the level of Vice President in the ordinary course of business in a manner consistent with past practice; (4) increases in compensation or benefits required pursuant to any Company Plan in effect on the date hereof; (5) increases to total target cash opportunities (i.e., annual base salary or wage rates and target annual cash bonus opportunities) in amounts that are in the ordinary course of business in a manner consistent with past practice; and (6) any other actions set forth in Section 4.1(a)(ix) of the Company Disclosure Schedule;

(x) except in the ordinary course of business, (i)(A) amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract) any Material Contract or (B) waive, release or assign any material rights under any Material Contracts, or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract;

(xi) change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xii) make (except for elections made in the ordinary course of business), change or revoke any material Tax election, change any Tax accounting period or material method of Tax accounting, amend any material Tax Return if such amendment would reasonably be expected to result in a material Tax liability, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes, enter into any agreement with a Governmental Entity relating to Taxes if such agreement would reasonably be expected to result in a material Tax liability, request any Tax ruling from any Governmental Entity, surrender any right to claim a material refund of Taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiii) other than consignment of Company Products in the ordinary course of business, make any capital expenditure that is not contemplated by the capital expenditure budget (the “CapEx Budget”) set forth in Section 4.1(a)(xiii) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Company Subsidiary may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries since the date of this Agreement would not, in the aggregate, exceed the aggregate CapEx Budget by more than $100,000;

(xiv) except as expressly required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s shareholders other than the Company Shareholder Meeting or (B) any other meeting of the Company’s shareholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;

(xv) enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust), other than with respect to awards under the Company Equity Plans otherwise permitted under this Agreement or in connection with the granting of revocable proxies in connection with any meeting of the Company’s shareholders;

(xvi) adopt a plan of (A) complete or partial liquidation of the Company or any Company Subsidiary or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Company Subsidiaries;

(xvii) settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises other than (A) the payment, discharge or satisfaction, in the ordinary course of business in a manner consistent with past practice, of liabilities reflected or reserved against in the Most Recent Company Balance Sheet, or (B) those that do not (x) impose any injunctive relief on the Company or any Company Subsidiary (other than confidentiality obligations), (y) involve the payment of money greater than $100,000 in excess of existing insurance coverage, and (z) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary;

(xviii) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xix) (A) amend any Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Company Permits;

(xx) (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business in a manner consistent with past practice, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business in a manner consistent with past practice;

(xxi) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (A) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) result in any of the conditions to the Mergers set forth in ARTICLE V not being satisfied; or

(xxii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (xxi) of this Section 4.1(a).

(b) Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (such consent not to be withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements, or (4) as expressly required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business. Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (A) to the extent the Company shall otherwise give its prior consent in writing, (B) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (C) as may be required by applicable Legal Requirements, or (D) as expressly permitted or required by this Agreement, Parent shall not (and shall not permit any Parent Subsidiary to):

(i) amend Parent’s or either of the Acquisition Subs’ Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse in any material respect to the holders of Company Common Stock (after giving effect to the Mergers) or materially delay or materially impair the ability of Parent to consummate the Mergers;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of Parent’s capital stock or other equity interests of the Company, except for any such transaction involving only wholly owned Parent Subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock or the capital stock or other equity interest of any Parent Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person (other than investments in equity securities that constitute short term investments that are accounted for as cash equivalents), (C) any business or division of another Person, or (D) any assets material to the Company and the Company Subsidiaries, taken as a whole, except in each case, (1) acquisitions by Parent from any wholly owned Parent Subsidiary or among any wholly owned Parent Subsidiaries; (2) the purchase of equipment, supplies and inventory in the ordinary course of business; (3) inbound licenses or other grants or assignments of Intellectual Property in the ordinary course of business or (4) acquisitions that in each case would not reasonably be expected to (x) result in the holders of Company Common Stock having different rights and privileges than holders of Parent Common Stock following the consummation of the Mergers, (y) materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement or (z) result in the failure of any of the conditions set forth in ARTICLE V to be satisfied prior to the End Date;

(v) liquidate (completely or partially), dissolve or adopt, authorize, propose, recommend or announce any plan, intention or resolution providing for any of the foregoing, in each case, with respect to Parent, Acquisition Sub I or Acquisition Sub II;

(vi) directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent’s or any Parent Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Parent’s or any Parent Subsidiary’s capital stock or equity interests, except: (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights existing prior to the date of this Agreement; or (B) shares of Parent Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Parent Options, as applicable, in accordance with the terms of the applicable award;

(vii) except in connection with any transaction between Parent and any wholly owned Parent Subsidiary or among any wholly owned Parent Subsidiaries, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, except for shares of Company Common Stock issuable upon exercise of outstanding Parent Options;

(viii) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (A) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) result in any of the conditions to the Mergers set forth in ARTICLE V not being satisfied; or

(ix) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (viii) of this Section 4.1(b).

Section 4.2 Company No Solicitation.

(a) The Company will not, and the Company will cause each of the Company Subsidiaries not to, and will instruct its and their respective Representatives not to, except as expressly permitted by this Section 4.2 or Section 4.4, directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly induce, knowingly assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Affiliates or their respective Representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal (provided, however, that the Company and its Representatives may refer the Person making such proposal or offer to the provisions of this Section 4.2 and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

(ii) furnish any information regarding the Company or any Company Subsidiary (other than to Parent and the Parent Subsidiaries), or afford access to the Company’s or the Company Subsidiaries’ Representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal (provided, however, that the Company and its Representatives may refer the Person making any such inquiry, proposal or offer to the provisions of this Section 4.2 and make inquiries of a Person making a Company Acquisition Proposal (and its Representatives) to solely clarify the terms of, such Company Acquisition Proposal for the purpose of the Company Board informing itself about such Company Acquisition Proposal);

(iv) approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Shareholder Vote, the Company and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives and financing sources and their Representatives) that has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from any material breach of this Section 4.2(a) by the Company if: (I) prior to taking any such action, the Company Special Committee determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to lead to a Company Superior Proposal; and (II) prior to providing any information regarding the Company or any Company Subsidiary to such third party in response to such Company Acquisition Proposal, the Company enters into (or there is in effect at such time) an Acceptable Confidentiality Agreement with such third party. Prior to or substantially concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly (and in any event within 48 hours following the furnishing of non-public information and/or the Company entering into discussions or negotiations contemplated by this Section 4.2(a)) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed, on a reasonably current basis (and, in any event, within 48 hours of any material development relating to any Company Acquisition Proposal), of the status and material terms of any Company Acquisition Proposal (including any material changes to the material terms thereof) and the status of any material discussions and negotiations with respect thereto.

(b) From the date hereof until the earlier to occur of the First Effective Time and the termination of this Agreement in accordance with its terms, if the Company receives a Company Acquisition Proposal (or notice from any Person that it intends to make a Company Acquisition Proposal) or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 48 hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed, on a reasonably current basis (and, in any event, within 48 hours), of the status of such Company Acquisition Proposal, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement (and in any event within 24 hours after the execution and delivery of this Agreement), the Company shall, and shall cause each of the Company Subsidiaries and shall instruct their respective Representatives to, promptly cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Company Acquisition Proposal.

(d) Any violation of the restrictions contained in this Section 4.2 by any of the Company Subsidiaries or by any director or officer of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

Section 4.3 Registration Statement; Proxy Statement/Prospectus; Schedule 13E-3.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus, in preliminary form and the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Required Company Shareholder Vote and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall: (i) use reasonable best efforts to cause the Form S-4 Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3 to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Mergers; and (vi) cooperate with, and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3 (including any amendments or supplements to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal.

(b) Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties hereto shall promptly furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) shareholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.3. If, at any time prior to obtaining the Required Company Shareholder Vote, any party hereto becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 in order to make any statement therein, in the light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC, other than such disclosures that relate to a Company Acquisition Proposal; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is required by law or otherwise appropriate, shall cooperate in mailing such amendment or supplement to the shareholders of the Company. For purposes of the Proxy Statement/Prospectus, any information concerning or related to the Company, its Affiliates, or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) Prior to the First Effective Time, Parent shall use its reasonable best efforts to take all other actions required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of Parent Common Stock to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Options; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

Section 4.4 Meeting of the Company’s Shareholders; Company Change in Recommendation.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, in consultation with Parent and as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective, duly call, give notice of and initially schedule a meeting of the holders of shares of Company Common Stock (the “Company Shareholder Meeting”), which to the extent permitted by applicable Legal Requirements, shall be within 45 days thereafter, which meeting will be held to vote on (A) a proposal to approve this Agreement; (B) a proposal for a non-binding, advisory vote of the Company’s shareholders to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Mergers and (C) an adjournment proposal; and (ii) shall submit such proposals to, and, except in the case where the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has made a Company Change in Recommendation, use its reasonable best efforts to solicit proxies in favor of the proposal to approve this Agreement from, such holders at the Company Shareholder Meeting, and the Company shall not submit any other proposals to its shareholders in connection with the Company Shareholder Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Shareholder Meeting. The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Shareholder Meeting without the prior written consent of Parent, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has determined in good faith after consultation with outside counsel is required by applicable Legal Requirements is disclosed to the Company’s shareholders and for such supplement or amendment to be promptly disseminated to the Company’s shareholders within a reasonable amount of time (as determined by the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) in good faith after consultation with its outside counsel) prior to the Company Shareholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its staff; or (3) if as of the time for which the Company Shareholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholder Meeting; and (B) the Company may, and if Parent so requests at any time shall, postpone or adjourn the Company Shareholder Meeting in order to solicit additional proxies in favor of the approval of this Agreement if, on the date for which the Company Shareholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Shareholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) has made a Company Change in Recommendation, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of this Agreement as soon as reasonably practicable; provided that (x) without the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed in the cases of clauses (A)(1) and (A)(2)), no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than ten Business Days, except as may be required by applicable Legal Requirements or a request from the SEC or its staff, (y) the Company shall not be required to effect, and Parent shall not be required to consent to, any such adjournments or postponements that together cause the date of the Company Shareholder Meeting to be more than 20 Business Days after the date for which the Company Shareholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five Business Days prior to the End Date and (z) except as required by Legal Requirements in connection with adjournments or postponements of the Company Shareholder Meeting effected in accordance with the foregoing, in no event shall the Company change the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholder Meeting without Parent’s consent. Upon written request by Parent (which shall not exceed one request per day), the Company shall, during the ten Business Days prior to the date of the Company Shareholder Meeting, advise Parent as to the aggregate number of shares of Company Common Stock entitled to vote at the Company Shareholder Meeting for which proxies have been received by the Company with respect to the Required Company Shareholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Company Shareholder Vote.

(b) Subject to Section 4.4(c), the Proxy Statement/Prospectus shall include the Company Board Recommendation and the Company Special Committee Recommendation. Neither the Company Board nor any committee thereof, including the Company Special Committee, shall, except as otherwise expressly permitted by this Agreement: (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent or Acquisition Subs, the Company Board Recommendation and the Company Special Committee Recommendation, or fail to include the Company Board Recommendation and the Company Special Committee Recommendation in the Proxy Statement/Prospectus; (ii) approve, adopt, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one Business Day prior to the date of the Company Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a statement disclosing that the Company Special Committee and/or the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Special Committee or the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Special Committee or the Company Board, as applicable, recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one Business Day prior to the date of the Company Shareholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a press release reaffirming the Company Board Recommendation and the Company Special Committee Recommendation, provided, however, that the Company must receive the request from Parent at least 48 hours prior to such reaffirmation being required; provided, further, that in no event shall the Company, the Company Special Committee or the Company Board be obligated to publicly reaffirm the Company Board Recommendation or the Company Special Committee Recommendation on more than one occasion with respect to each such publicly announced Company Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); (v) cause or permit the Company to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Shareholder Vote, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, may make a Company Change in Recommendation related to a Company Acquisition Proposal and/or terminate this Agreement in accordance with Section 6.1(f) if (x) the Company receives from a third party a bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a material Willful Breach of Section 4.2(a), and has not been withdrawn, and (y) prior to making such Company Change in Recommendation or terminating this Agreement in accordance with Section 6.1(f):

(i) the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable Legal Requirements;

(ii) the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four Business Days in advance stating that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, intends to make a Company Change in Recommendation or terminate this Agreement, which such Company Superior Proposal Notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof); and

(iii) (A) during the four Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (B) after the expiration of the negotiation period described in clause (A) above, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee) determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and each Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (A) above and in a manner that would be binding upon Parent and each Acquisition Sub if accepted by the Company, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided, that if there is any change to any of the financial terms or any other material terms of such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (ii) above and a new negotiation period under clause (A) above shall commence (except that the original four Business Day notice period referred to in clause (A) above shall instead be equal to the longer of (1) 11:59 p.m. New York Time on the second Business Day immediately following Parent’s receipt of such notice, and (2) the period remaining under the original four Business Day notice period of clause (A) above), during which time the Company shall be required to comply with the requirements of Section 4.4(c)(iii) anew with respect to such additional notice (but substituting the time periods therein with the foregoing two Business Day period). The actions of the Company Special Committee or the Company Board, as applicable, making a determination that a Company Acquisition Proposal constitutes a Company Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 4.4(c) shall not, in and of itself, constitute a Company Change in Recommendation, a violation of this Section 4.4, or a termination of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Shareholder Vote, the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, may make a Company Change in Recommendation that is not related to a Company Acquisition Proposal if there is any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, (I) that (x) was neither known to nor reasonably foreseeable by the Company Special Committee as of the date of this Agreement (or, if known to or reasonably foreseeable by the Company Special Committee, the consequences of which were neither known to nor reasonably foreseeable by the Company Special Committee as of the date of this Agreement) and (y) is material to the Company and the Company Subsidiaries, taken as a whole, and (II) that is not related to (A) a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (A) or (C)), or (C) any event, condition or circumstance related to Parent or any of the Parent Subsidiaries (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation by the Company Special Committee or the Company Board, as applicable, would reasonably be expected to be inconsistent with their fiduciary duties under applicable Legal Requirements; (2) less than four Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Special Committee or the Company Board (acting upon the recommendation of the Company Special Committee), as applicable, to effect a Company Change in Recommendation; and (4) following the end of such four Business Day period, the Company Special Committee or the Company Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that Parent and each Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (3) above and in a manner that would be binding upon Parent and each Acquisition Sub if accepted by the Company, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would reasonably be expected to be inconsistent with the Company Special Committee’s or the Company Board’s, as applicable, fiduciary duties under applicable Legal Requirements, even if such changes committed to in writing were to be given effect. The actions of the Company Special Committee or Company Board, as applicable, making a determination that a Company Intervening Event has occurred and the Company’s authorizing and providing the notices to Parent required by this Section 4.4(d) shall not, in and of itself, constitute a Company Change in Recommendation or a violation of this Section 4.4.

(e) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1, this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Shareholder Meeting for the purpose of voting on the approval of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit the Company, the Company Board or a committee thereof, including the Company Special Committee or their respective Representatives, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2, Rule 14d-9 or Item 1012 of Regulation M-A promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.4; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.4(c) or Section 4.4(d).

(g) Any violation of the restrictions contained in this Section 4.4 by any of the Company Subsidiaries or by any director or officer of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 4.4 by the Company.

Section 4.5 Filings; Other Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents that are or may become necessary in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary to consummate the transactions contemplated by this Agreement; (iii) obtain all necessary consents, approvals or waivers from third parties.

(b) Each party hereto shall use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity.

(c) Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.5(a) and Section 4.5(b). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of Parent and the Company may also reasonably redact material as necessary to (i) comply with other contractual arrangements or applicable Legal Requirements or (ii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine but shall use commercially reasonable efforts to allow for such disclosure (or as much of it as possible) in a manner that does not result in a violation of contractual arrangements, or Legal Requirements, or a loss of attorney-client privilege. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties hereto. Except where prohibited by applicable Legal Requirements or any Governmental Entity, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required or advisable pursuant to Section 4.5(a) and Section

4.5(b); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.5(a) and Section 4.5(b) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party in advance of any meeting, video conference or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, video conferences and teleconferences.

(d) Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, neither the Company nor any of the Company Subsidiaries will grant or offer to grant any accommodation or concession (financial or otherwise) to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

Section 4.6 Access.

(a) For purposes of furthering the transactions contemplated by this Agreement and upon reasonable prior notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company’s and the Company Subsidiaries’ personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any obligation of the Company with respect to confidentiality or privacy; (ii) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of the Company Subsidiaries; (iii) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iv) violate any Legal Requirement; (v) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of the Company Subsidiaries or personal information that would expose the Company to the risk of liability; or (vi) cause a material breach of, or material default pursuant to, any binding agreement entered into by the Company or any Company Subsidiary; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information.

(b) For purposes of furthering the transactions contemplated by this Agreement and upon reasonable prior notice, Parent shall afford the Company and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to Parent’s and the Parent Subsidiaries’ personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, Parent shall furnish promptly to the Company all available information concerning its business as the Company may reasonably request; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (i) violate any obligation of Parent with respect to confidentiality or privacy; (ii) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of Parent or any of the Parent Subsidiaries; (iii) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iv) violate any Legal Requirement; (v) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Parent or any of the Parent Subsidiaries or personal information that would expose Parent to the risk of liability; or (vi) cause a material breach of, or material default pursuant to, any binding agreement entered into by Parent or any Parent Subsidiary; provided that in each case Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow the Company (or its applicable Representatives) access to such information.

(c) To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) In no event shall the work papers of any of the parties hereto and their respective Subsidiaries’ independent accountants and auditors be accessible to any other party hereto or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.

(e) All information provided by the Company or Parent or their respective Representatives shall be held in confidence in accordance with the Confidentiality Agreement.

(f) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

Section 4.7 Acquisition Sub Consents; Parent Vote.

(a) During the period from the date of this Agreement through the earlier of the First Effective Time or the date of termination of this Agreement, the Acquisition Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b) Parent shall ensure that each Acquisition Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of such Acquisition Sub under this Agreement, and Parent shall be jointly and severally liable with each Acquisition Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and DLLCA, as applicable, and in its capacity as the sole shareholder of Acquisition Sub I and sole member of Acquisitions Sub II, a written consent adopting this Agreement on behalf of Acquisition Sub I and Acquisition Sub II respectively.

Section 4.8 Publicity. Parent and the Company shall consult with one another prior to issuing, and shall provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Mergers and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq or NYSE, as applicable (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable); provided that (i) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Mergers that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 4.8, (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 4.8, and (iii) the Company need not consult with Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Change in Recommendation, in each case, in compliance with Section 4.2 and Section 4.4. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 4.9 Employee Matters.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of the Parent Subsidiaries (including the Surviving Company and its Subsidiaries) to provide: (i) each employee (other than G. Troy Meier and Annette Meier) of the Company or any Company Subsidiary who continues employment with Parent or any of the Parent Subsidiaries (including the Surviving Company or any of its Subsidiaries) after the Second Effective Time (a “Continuing Employee”) with (A) an annual base salary or base wage rate that is, and (B) a target annual cash bonus opportunity that, taken together with the annual base salary or base wage rate provided to such Continuing Employee after the First Effective Time is, in each case, no less favorable than provided to such Continuing Employee by the Company or any Company Subsidiary immediately prior to the First Effective Time; and (ii) each Continuing Employee with employee welfare and retirement benefits (excluding any benefits provided under any defined benefit pension plan or post-retirement medical plan) that are substantially comparable or more favorable in the aggregate to those provided to such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the First Effective Time.

(b) All service of the Continuing Employees to the Company and the Company Subsidiaries and their respective predecessors shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to each Parent Plan in which any Continuing Employee will participate after the Second Effective Time (excluding any defined benefit pension or post-retirement medical plan) to at least the same extent as such similarly situated Parent employees are entitled to credit for service under such Parent Plans, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or the Parent Subsidiaries (including the Surviving Company and its Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the First Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the First Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous Company Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such Parent Plan, except to the extent such recognition would result in the duplication of benefits.

(c) If requested by Parent not less than ten Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by Parent) not later than the day preceding the Closing Date and (ii) following the Second Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, to the extent that Parent requests that the Company seek such determination letter, the assets thereof shall be distributed to the participants, and Parent shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to Parent’s 401(k) plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the Company 401(k) Plan.

(d) Nothing in this Section 4.9 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of the Company or any of the Company Subsidiaries to employment with Parent, the Surviving Company or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of Parent, the Company, or their respective Affiliates. Nothing herein shall be construed to limit the right of Parent, the Surviving Company or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan, or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.9 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of the Company or any of the Company Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

Section 4.10 Certain Tax Matters.

(a) For U.S. federal income Tax purposes, (i) the parties hereto intend that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, each Acquisition Sub and the Company are parties under Section 368(b) of the Code.

(b) The parties hereto (i) shall use their respective reasonable best efforts to cause the Mergers to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Mergers from qualifying, for the Intended Tax Treatment and (ii) shall not take any Tax reporting position inconsistent with the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) In the event there is any tax opinion, comfort letter or other opinion in respect of Tax consequences of or related to the Mergers required to be filed with the SEC in connection with the filing of the Form S-4 Registration Statement, (i) to the extent such opinion relates to Parent, its equityholders immediately prior to the Closing or the Acquisition Subs, Parent shall use its reasonable best efforts to cause its tax advisors to provide such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or the shareholders of the Company immediately prior to the Closing, the Company shall use its reasonable best efforts to cause its tax advisors or tax advisors to the Company Special Committee to provide such opinion, subject to customary assumptions and limitations. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything herein to the contrary, the parties hereto shall not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent, cause a failure of, or impede the Intended Tax Treatment.

(d) On or prior to the Closing Date, the Company shall deliver to Parent (i) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Law.

(e) The Company shall use commercially reasonable efforts to cooperate with Parent and its Affiliates to cause any Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes to merge into the Surviving Company, which merger shall be effective after the Second Effective Time and occur, at Parent’s sole discretion, on the Closing Date after the Closing or after the Closing Date, provided that no officer or employee of the Company or Company Subsidiaries shall be obligated to execute documents prior to the Closing for purposes of effecting any such merger and the Company and Company Subsidiaries shall not be obligated to make or have be effective any Tax elections or Tax filings in connection therewith prior to the Closing.

(f) The parties hereto acknowledge and agree that for purposes of determining the total value of Parent Common Stock to be received by the Company shareholders in the Merger Consideration pursuant to the transactions contemplated by this Agreement for U.S. federal income Tax purposes, the value of each share of Parent Common Stock (the “Parent Trading Price”) shall mean the average of the daily volume-weighted average trading prices per share of the Parent Common Stock on the Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of this Agreement. The parties hereto further agree that the valuation of the Parent Trading Price by reference to the methodology described in this Section 4.10(f) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party hereto shall take any position for U.S. federal income Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 4.11 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of no less than six years after the First Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless, and provide advancement of expenses (including attorneys’ fees) to, all current or former directors and officers of the Company or any of the Company Subsidiaries, any Person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the First Effective Time and any current or former director of officer of the Company or any of the Company

Subsidiaries who is, was or at any time prior to the First Effective Time serves or served as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of the Company or any of the Company Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, in each case, by reason of the fact of such Persons serving as an officer or director of the Company or any of the Company Subsidiaries or, while a director or officer of the Company or any of the Company Subsidiaries, was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan, and the Surviving Company shall (and Parent shall cause the Surviving Company to) also advance expenses (including attorneys’ fees) to the Indemnified Parties as incurred to the fullest extent permitted by applicable Legal Requirements; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable Order by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 4.11(a) or otherwise. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal Representatives. The parties hereto agree that for six years after the First Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any of the Company Subsidiaries or in any written agreement between the Company or any of the Company Subsidiaries and such Person shall survive the Mergers and shall continue in full force and effect. For six years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of the Company and each of the Company Subsidiaries; and (ii) any other agreements of the Company or any of the Company Subsidiaries with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time without the consent of such Indemnified Party.

(b) For a period of no less than six years following the First Effective Time, Parent and the Surviving Company shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the First Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current and former directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Section 4.11(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of this Section 4.11(b), the Company may, or if the Company is unable to, Parent may on its behalf, prior to the First Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Company under the first sentence of this Section 4.11(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.11 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.11, the provisions of this Section 4.11 that require Parent and the Surviving Company to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c) The obligations under this Section 4.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11(b) or any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries and representatives) are intended to be third party beneficiaries of this Section 4.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and their heirs, executors, beneficiaries and representatives)) under this Section 4.11 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of the Company or any of the Company Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Legal Requirements (whether at law or in equity). In the event of any breach by the Surviving Company or Parent of this Section 4.11, Parent or the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 4.11 as such fees are incurred upon the written request of such Indemnified Party.

(d) In the event that Parent, the Surviving Company or any of their respective Subsidiaries (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) sell or transfer a substantial portion of their respective assets to any other Person, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.11(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity or the purchaser or transferee entity, as applicable (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.11.

Section 4.12 Shareholder Litigation. The Company shall provide Parent with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding (provided that the Company shall, subject to the Company’s consultation with Parent and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Parent shall provide the Company with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against Parent or any of its directors or officers by any holder of shares of Parent Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 4.12 and Section 4.1(a) or Section 4.5, the provisions of this Section 4.12 shall control.

Section 4.13 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options, to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the First Effective Time. Prior to the Closing, the Company and Parent shall cooperate to cause the shares of Company Common Stock to be delisted from NYSE and deregistered under the Exchange Act as soon as practicable following the First Effective Time.

Section 4.14 Section 16 Matters. Prior to the First Effective Time, the Parent Board and the Company Board, respectively, shall take all reasonable actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by ARTICLE I by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 4.15 Director Resignations. On or prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the First Effective Time, in each case, conditioned and effective upon the First Effective Time. Notwithstanding the foregoing, the Company will not be in breach of this Section 4.15 if it fails to obtain the resignation of any such director if Parent will have the power, directly or indirectly, to remove any such Person from his or her position as a director without cause immediately after the First Effective Time.

Section 4.16 Payoff Documentation. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent a payoff letter in form and substance reasonably acceptable to Parent with respect to each of the Company Credit Facilities (such payoff letters, the “Payoff Letters”) duly executed by the applicable agent(s) to each of the Company Credit Facilities pursuant to which such agent(s) shall agree that upon payment of the payoff amount specified in such Payoff Letter: (i) all obligations of the Company and the Company Subsidiaries arising under or related to the applicable Company Credit Facility shall be paid in full; (ii) all Liens in connection therewith shall be released; and (iii) all pledged collateral securing the outstanding obligations under the applicable Company Credit Facility shall be returned in accordance with the terms of the Payoff Letter.

Section 4.17 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant any approvals and take all any actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGERS

Section 5.1 Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Mergers and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or to the extent permitted by applicable Legal Requirements, waiver, as of the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b) Shareholder Approval. The Required Company Shareholder Vote shall have been obtained.

(c) Listing. The shares of Parent Common Stock to be issued pursuant to the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options, shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(d) No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Mergers shall have been entered, issued or adopted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).

Section 5.2 Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Mergers to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by Parent, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of the Company contained in Section 2.3(c) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in the first sentence of Section 2.1(a), Section 2.3 (other than Section 2.3(c)), Section 2.4, Section 2.5, Section 2.6(a)(i), and Section 2.23 shall have been true and accurate in all material respects at and as of the date of this Agreement and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date of this Agreement and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Company Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; provided that the reference to Company Material Adverse Effect in Section 2.8 shall be given effect.

(b) Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a), Section 5.2(b), and Section 5.2(c) have been duly satisfied.

Section 5.3 Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Company, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3(c) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and each Acquisition Sub contained in the first sentence of Section 3.1(a), Section 3.3(other than Section 3.3(c)), Section 3.4, Section 3.5, Section 3.6(a)(i), and Section 3.18 shall have been true and accurate in all material respects at and as of the date of this Agreement and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall only be required to be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of Parent and each Acquisition Sub set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date of this Agreement and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded, provided that the reference to Parent Material Adverse Effect in Section 3.8(a) shall be given effect.

(b) Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Mergers may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the First Effective Time;

(b) by Parent or the Company if the Mergers shall not have been consummated by 11:59 p.m. New York Time on September 30, 2024 (the “End Date”); provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have materially contributed to the failure of the First Effective Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the First Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Mergers shall have become final and non-appealable; provided, that the party hereto seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.5;

(d) by Parent at any time prior to obtaining the Required Company Shareholder Vote if (i) the Company Special Committee shall have made a Company Change in Recommendation or (ii) the Company shall have committed a material Willful Breach of Section 4.2(a), Section 4.4(c) or Section 4.4(d);

(e) by the Company, (1) if all of the conditions set forth in Section 5.1, Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has irrevocably committed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, that, with respect to the conditions set forth in Section 5.1, Section 5.2(a), Section 5.2(b) and Section 5.2(c) and the Company’s readiness, willingness and ability to consummate the transactions contemplated by this Agreement, any condition forth in Section 5.1, Section 5.2(a), Section 5.2(b)

and Section 5.2(c) shall be deemed satisfied if the failure of such condition resulted primarily from any action or inaction by Parent or an Acquisition Sub and (2) Parent or an Acquisition Sub fails to consummate the transactions contemplated by this Agreement by the earlier of the End Date or within two Business Days following the written notice delivered by the Company to Parent;

(f) by the Company, at any time prior to obtaining the Required Company Shareholder Vote, in the event that (i) the Company Special Committee has authorized the Company to enter into a definitive agreement relating to a Company Superior Proposal in material compliance with Section 4.4(c); and (ii) substantially concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Company Superior Proposal and pays Parent the Termination Fee;

(g) by either Parent or the Company if: (i) the Company Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed, and (ii) the Required Company Shareholder Vote shall not have been obtained, in each case after a vote on such approval was taken;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if Parent is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(i) by the Company if: (i) any of Parent’s or Acquisition Subs’ representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s or Acquisition Subs’ representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(i) if the Company is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b).

Except for a termination pursuant to Section 6.1(a), the party hereto seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties hereto in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected. Any termination of this Agreement pursuant to this Section 6.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) the last sentence of Section 4.6(a), the last sentence of Section 4.6(b), Section 4.8, this Section 6.2, Section 6.3 and ARTICLE VII shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party hereto from any liability for any fraud or any Willful Breach of this Agreement that is material. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any party to the Confidentiality Agreement, which rights and obligations will survive the termination of this Agreement in accordance with their respective terms.

Section 6.3 Payment of Termination Fee.

(a) The parties hereto acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(b) Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 6.1(f), Parent’s right to specific performance pursuant to Section 7.11 and Parent’s right to seek damages for fraud or any material Willful Breach of this Agreement will be the sole and exclusive remedies of Parent and Acquisition Subs and each of their respective Affiliates against the Company and any Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby. Upon payment of the Termination Fee in accordance with the terms of this Agreement, none of the Company Related Parties will have any further liability or obligation to Parent or Acquisition Subs relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Company will remain obligated with respect to, and Parent and Acquisition Subs may be entitled to remedies with respect to, the Confidentiality Agreement, clause (b) of Section 6.2 and this Section 6.3(b), as applicable).

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment. This Agreement may be amended at any time prior to the First Effective Time (whether before or after receipt of the Required Company Shareholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the Required Company Shareholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of NYSE requires further approval of the shareholders of the Company without the further approval of such shareholders. The Company and the Company Board may not take or authorize any actions contemplated by this Section 7.1 without the prior approval of the Company Special Committee.

Section 7.2 Waiver.

(a) Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties hereto entitled to the benefits thereof only by a written instrument signed by the party granting such waiver; provided, however, that after the Required Company Shareholder Vote has been received, no waiver shall be made which by applicable Legal Requirement or regulation of NYSE requires further approval of the shareholders of the Company without the further approval of such shareholders. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The Company and the Company Board may not take or authorize any waiver contemplated by this Section 7.2 without the prior approval of the Company Special Committee.

(b) No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 7.3 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the First Effective Time; provided, that this Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the First Effective Time.

Section 7.4 Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, and the Parent Disclosure Schedule constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

(b) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in ARTICLE II: (i) Parent and each Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent, either Acquisition Sub or any Parent Subsidiary or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent and each Acquisition Sub’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in ARTICLE II, and that no Representative of the Company or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, Parent and each Acquisition Sub acknowledge and agree that (x) the Company has not made and is not making any representations or warranties whatsoever regarding, (y) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Acquisition Subs or their respective Representatives or Affiliates or any other Person resulting from Parent’s, each Acquisition Sub’s or their Representatives’ or Affiliates’ use of, and (z) none of Parent, the Parent Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or either Acquisition Sub or to any of their Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business and operations of the Company or any Company Subsidiary or (B) any oral or written information made available to Parent or Parent’s Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(c) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in ARTICLE III: (i) the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company, the Company Subsidiaries or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in ARTICLE III, and that no Representative of Parent or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, the Company acknowledges and agrees that (x) Parent has not made and is not making any representations or warranties whatsoever regarding, (y) none of Parent, either Acquisition Sub nor any other Person will have or be subject to any liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of and (z) none of the Company, the Company Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to any of its Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any Parent Subsidiary or the future business and operations of Parent or any Parent Subsidiary or (B) any oral or written information made available to the Company or the Company’s Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(d) Parent, the Company and each Acquisition Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and each Acquisition Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (i) as set forth in Section 4.11 and Section 7.7 and (ii) from and after the First Effective Time, for the rights of the holders of shares of Company Common Stock, the Company Restricted Stock and the Company Options to receive the consideration contemplated by ARTICLE I. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(e) Notwithstanding the foregoing, nothing in this Section 7.4 shall restrain, limit, restrict or prohibit any claim based on fraud.

Section 7.5 Applicable Law; Jurisdiction.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law thereof (or any other jurisdiction), except that matters relating to the fiduciary duties of the Company Board or the Company Special Committee, as applicable, shall be subject to the laws of the State of Utah. Each of the parties hereto: (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or otherwise assert a defense in any matter or claim waived by under this Section 7.5 or that any Order issued by such courts may not be enforced in or by such courts; (iv) agrees that mailing of process or other papers in connection with any Legal Proceeding in the manner provided in Section 7.8 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof; and (v) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b) EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 7.5. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.

Section 7.6 Payment of Expenses. Whether or not the Mergers are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party hereto, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Any purported assignment in contravention of this Section 7.7 shall be null and void. Except for the provisions of ARTICLE I (which, from and after the First Effective Time, shall be for the benefit of Persons who are holders of shares of Company Common Stock immediately prior to the First Effective Time and holders of Company Options) and Section 4.11 (which, from and after the First Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement (including Section 4.9), express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature. Any assignment contemplated by this Section 7.7 taken or authorized by the Company or the Company Board without the prior approval of the Company Special Committee shall be null and void and have no effect.

Section 7.8 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party hereto (providing proof of delivery) to be notified if received prior to 6:00 p.m. Central Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email (notice deemed given upon transmission provided that no “bounceback” or notice of non-delivery is received) to the party hereto to be notified if received prior to 6:00 p.m. Central Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; or (c) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, in each case to the party hereto to be notified at the following address (or at such other address for a party hereto as shall be specified by like notice):

if to Parent or Acquisition Subs:

Drilling Tools International Corporation

3701 Briarpark Drive, Suite 150

Houston, Texas 77042

Attention: Wayne Prejean, Chief Executive Officer

Email: Wayne.Prejean@drillingtools.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

if to the Company or the Company Special Committee:

Special Committee of the Board of Directors of Superior Drilling Products, Inc.

c/o Superior Drilling Products, Inc.

1583 South 1700 East

Vernal, Utah 84078

Attention: Michael Ronca

Email: mronca@eagleridgeenergy.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

201 South Main Street, Suite 1100

Salt Lake City, Utah 84111

Attention: Sam Gardiner

Email: sgardiner@mayerbrown.com

and

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, Illinois 60606

Attention: Jodi Simala; Ryan Ferris

Email: jsimala@mayerbrown.com; rferris@mayerbrown.com

and

Ewing & Jones, PLLC

6363 Woodway Drive, Suite 1000

Houston, Texas 77057

Attention: Randolph Ewing

Email: rewing@ewingjones.com

Section 7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.10 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, including .PDF and email) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

Section 7.11 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, either Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain: (i) an Order of specific performance to enforce the observance and performance of such covenant, including consummation of the transactions contemplated by this Agreement; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.12 Disclosure Schedules.

(a) The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of ARTICLE II and, as applicable, ARTICLE IV and Exhibit A. Any information set forth in any subsection of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of the Company Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

(b) The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of ARTICLE III and, as applicable, ARTICLE IV and Exhibit A. Any information set forth in any subsection of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of the Parent Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

Section 7.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby may only be made against the entities that are expressly identified as parties hereto. No Parent Related Party, on the one hand, or Company Related Party, on the other hand, shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations, warranties, covenants, agreements or other obligations or liabilities made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Acquisition Subs hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to, and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than, for the avoidance of doubt, Parent and Acquisition Subs). Without limiting the rights of the Parent and Acquisition Subs against the Company hereunder, in no event shall the Parent, any of the Acquisition Subs or any other Parent Related Party, and the Parent and each Acquisition Sub agrees not to, and to cause the Parent Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party (other than, for the avoidance of doubt, the Company).

Section 7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d) For purposes of this Agreement, any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement, as amended or otherwise modified and including any successor legislation thereto, in each case, as of the date of this Agreement.

(e) Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits”, “Annexes”, and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. Any capitalized term used in any Exhibits, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(f) All references in this Agreement to “$” are intended to refer to United States dollars.

(g) The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form.

(i) If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(j) References to days mean calendar days unless otherwise specified.

(k) References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

(l) Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto.

[Remainder of page intentionally left blank]

Parent, Acquisition Sub I and Acquisition Sub II have caused this Agreement to be executed as of the date first written above.

DRILLING TOOLS INTERNATIONAL CORPORATION a Delaware corporation

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	Chief Executive Officer

DTI MERGER SUB, INC. a Delaware corporation

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Secretary

DTI MERGER SUB LLC a Delaware limited liability company

By:	/s/ R. Wayne Prejean
Name:	R. Wayne Prejean
Title:	President and Secretary

[Signature Page to Agreement and Plan of Merger]

The Company has caused this Agreement to be executed as of the date first written above.

SUPERIOR DRILLING PRODUCTS INC. a Utah corporation

By:	/s/ G. Troy Meier
Name:	G. Troy Meier
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement (a) entered into by the Company prior to the execution and delivery of this Agreement or (b) entered into by the Company after the execution and delivery of this Agreement that contains confidentiality provisions that are not less favorable to the Company in the aggregate than those set forth in the Confidentiality Agreement; provided, however, that such Acceptable Confidentiality Agreement must permit the Company to comply with the terms of this Agreement.

“Acquisition Sub I” shall have the meaning set forth in the Preamble.

“Acquisition Sub II” shall have the meaning set forth in the Preamble.

“Acquisition Subs” shall have the meaning set forth in the Preamble.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Affiliated Company Shareholders” G. Troy Meier, Annette Meier, Tronco Energy Corporation and each of their respective Affiliates.

“Aggregate Stock Elections” shall have the meaning set forth in Section 1.14(a).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A and each of the other Schedules and Exhibits thereto, as such Agreement and Plan of Merger (including this Exhibit A and the other Schedules and Exhibits thereto) may be amended from time to time.

“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

“Assumed Company Option” shall have the meaning set forth in Section 1.8(a).

“Average Parent Stock Price” shall mean the average of the daily volume weighted average trading prices per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties hereto) on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in the City of New York are authorized or required by Legal Requirements to be closed.

“CapEx Budget” shall have the meaning set forth in Section 4.1(a)(xiii).

“Cash Election Consideration” shall have the meaning set forth in Section 1.5(a)(ii)(A).

“Cash Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(A).

“Certificates of Merger” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 4.9(c).

“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Mergers) involving:

(a) any merger, consolidation, amalgamation, business combination, joint venture, reorganization or other similar transaction involving the Company;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company; or (ii) in which the Company or any of the Company Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of 20% or more of the consolidated assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues or net income of the Company and the Company Subsidiaries, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 20% or more of the outstanding voting power of the Company; or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, involved is 20% or more.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 2.4.

“Company Book-Entry Shares” shall have the meaning set forth in Section 1.9(b).

“Company Capitalization Date” shall have the meaning set forth in Section 2.3(c).

“Company Change in Recommendation” shall have the meaning set forth in Section 4.4(b).

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).

“Company Credit Facilities” shall mean, collectively, (x) that certain Loan Agreement, dated as of July 28, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Vast Bank, National Association (“Vast Bank”), and the guarantors named therein, (y) that certain Term Loan Promissory Note between the Company and Vast Bank dated July 28, 2023, and (z) that certain Revolving Line Promissory Note between the Company and Vast Bank dated July 28, 2023.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE II.

“Company Equity Agreements” shall mean the Company Equity Plans (together with all grant agreements evidencing the Company Options and the Company Restricted Stock).

“Company Equity Plans” shall mean the Company’s 2014 Long Term Incentive Plan and the 2015 Long Term Incentive Plan, each as amended from time to time.

“Company Intervening Event” shall have the meaning set forth in Section 4.4(d).

“Company IP” shall mean all Intellectual Property owned by the Company or any Company Subsidiary.

“Company IP Licenses” shall have the meaning set forth in Section 2.9(i).

“Company Leased Real Property” shall have the meaning set forth in Section 2.10.

“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which the Company and the Company Subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which the Company operates its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); (E) the public announcement or pendency of the Mergers and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 2.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Mergers or (y) any action or omission by the Company, any Company Subsidiary or their respective Representatives in order to comply with the Company’s obligations under Section 4.1(a)); (F) changes in applicable Legal Requirements (including COVID-19 Measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action expressly required to be taken by the Company pursuant to the terms of this Agreement or at the express written direction or consent of Parent or the Acquisition Subs; (I) any claims, suits, actions or Legal Proceedings arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated by this Agreement; (J) any change in the trading price or trading volume of the shares of Company Common Stock or any change in the credit ratings or ratings outlook for the Company or any of the Company Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder); (K) the expiration of any Contract in accordance with its terms; or (L) any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates or any action required to be taken or omitted by the

Company or any the Company Subsidiaries at the written request of Parent or any action expressly required to be taken or refrained from being taken by the Company or any of the Company Subsidiaries pursuant to this Agreement, including any action consent to in writing by Parent; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and the Company Subsidiaries as compared to other participants that operate in the industry in which the Company and the Company Subsidiaries operate.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

“Company Permits” shall have the meaning set forth in Section 2.12(b).

“Company Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and the Company Subsidiaries, (g) with respect to real property, all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations, (h) Liens of lessors and licensors arising under lease agreements or license arrangements and (i) Liens arising under any Company indentures or the Company’s existing credit facility (or any replacement or refinancing thereof in accordance with this Agreement).

“Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which the Company or any Company Subsidiary maintains for the benefit of its current or former employees.

“Company Products” shall mean any and all products and services that are or have been since January 1, 2022 marketed, offered, sold, licensed, provided, manufactured, packaged, distributed or supported by the Company or any Company Subsidiary.

“Company Registered IP” shall have the meaning set forth in Section 2.9(a).

“Company Related Parties” shall mean the Company, the Company Subsidiaries and each of their respective Affiliates, and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates.

“Company Restricted Stock” shall mean shares of restricted stock and any other shares of Company Common Stock subject to vesting conditions based on continuing service, based on performance, or based on both continuing service and performance.

“Company SEC Documents” shall have the meaning set forth in Section 2.7(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.4(a).

“Company Special Committee” shall have the meaning set forth in the Recitals.

“Company Special Committee Recommendation” shall have the meaning set forth in the Recitals.

“Company Stock Certificates” shall have the meaning set forth in Section 1.9(b).

“Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company.

“Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of the Company, or (ii) 50% or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Special Committee or the Company Board (acting on the recommendation of the Company Special Committee), as applicable, determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Company Special Committee or the Company Board (acting on the recommendation of the Company Special Committee), as applicable, reasonably considers in good faith to be appropriate and relevant, including the financial, legal, timing, likelihood of consummation, confidentiality, regulatory, financing and other aspects of such Company Acquisition Proposal, would be more favorable to the holders of shares of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement that if accepted by the Company would be legally binding on Parent in response to such Company Acquisition Proposal pursuant to Section 4.4).

“Company Superior Proposal Notice” shall have the meaning set forth in Section 4.4(c)(ii).

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of October 20, 2023, by and between the Company and Parent.

“Continuing Employee” shall have the meaning set forth in Section 4.9(a).

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any permits, in each case, that is legally binding.

“COVID-19” shall mean SARS-CoV-2, COVID-19, any evolutions or mutations of the virus and illness, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“D&O Policy” shall have the meaning set forth in Section 4.11(b).

“Data Protection Laws” shall mean all Legal Requirements (including any applicable Legal Requirements of jurisdictions where Personal Data is collected) governing the privacy or security of Personal Data, including, to the extent applicable: HIPAA, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, state social security number protection applicable laws, state data security laws, state data breach notification applicable laws, state consumer protection laws, any applicable Legal Requirements concerning requirements for website and internet-connected device privacy policies and practices, data or web scraping, call or electronic monitoring or recording of any outbound communications, the Data Protection Act 2018, the Data Protection Act 1998 and all other applicable national Laws and secondary legislation implementing European Directive 95/46/EC, the General Data Protection Regulation (EU) 2016/679 (“GDPR”) and all applicable national Legal Requirements implementing or supplementing the GDPR and all related national Laws and secondary legislation, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable Laws and secondary legislation implementing European Directive 2002/58/EC.

“Delaware Secretary of State” shall have the meaning set forth in Section 1.2.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“DLLCA” shall have the meaning set forth in the Recitals.

“DTC” shall mean The Depository Trust Company.

“Effect” shall have the meaning set forth in the definition of “Company Material Adverse Effect.”

“Election Deadline” shall have the meaning set forth in Section 1.15(b).

“Election Form” shall have the meaning set forth in Section 1.15(a).

“Election Period” shall have the meaning set forth in Section 1.15(b).

“End Date” shall have the meaning set forth in Section 6.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases to the environment of, exposure in the environment to, or the environmental aspects of the management of pollutants, contaminants, wastes, toxic substances or hazardous materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.11(a).

“Exchange Fund” shall have the meaning set forth in Section 1.11(a).

“Excluded Shares” shall have the meaning set forth in Section 1.5(a)(i).

“Export Approvals” shall have the meaning set forth in Section 2.12(c).

“Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“First Certificate of Merger” shall have the meaning set forth in Section 1.2.

“First Effective Time” shall have the meaning set forth in Section 1.2.

“First Merger” shall have the meaning set forth in the Recitals.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean United States generally accepted accounting principles.

“General Enforceability Exception” shall have the meaning set forth in Section 2.4.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

“Government Official” shall mean (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.

“Governmental Authorization” shall mean any franchise, grants, easement, variance, exception, consent, certificate, approval, clearance, permission, permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“In-Bound Licenses” shall have the meaning set forth in Section 2.9(i).

“Indemnified Parties” shall have the meaning set forth in Section 4.11(a).

“Initial Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Intellectual Property” shall mean any and all past, present and future common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs and design patents, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions, including all divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, provisionals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, company names, logos and other designations of origin, together with any registrations, applications for registration, renewals, and extensions thereof, and the goodwill associated with any of the foregoing (“Marks”); (iii) URL and domain name registrations, uniform resource locators, and internet protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of authorship (including intellectual property rights in Software as a work of authorship), whether registered or unregistered, moral rights, and any other rights of authors, and any registrations and applications for registration thereof (“Copyrights”); (v) mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. § § 901-914) and any other intellectual property right in semiconductor topology or mask works, and any registration therefore (“Mask Work Rights”) (vi) trade secrets and industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”); (vii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (viii) other similar or equivalent intellectual property rights anywhere in the world.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“knowledge of Parent” shall mean the current actual knowledge of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.

“knowledge of the Company” or “the Company’s knowledge” shall mean the current actual knowledge of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

“Law” shall mean any provision of any constitution, statute, law, treaty, ordinance, regulation, code, rule, judgment, decree or legally enforceable guidelines or requirement of any Governmental Entity, as well as any applicable principle of common law.

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal or other Governmental Entity.

“Legal Requirement” shall mean any law (including common law), statute, ordinance, rule regulation, judgment, order, injunction, decision, decree, ruling, administrative or judicial doctrine, or requirement of any Governmental Entity, including but not limited to the Anti-Corruption Laws as defined herein.

“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b).

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset, but excluding, with respect to Intellectual Property, licenses. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” shall mean, with respect to any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company, such information, document or material was: (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement, (b) publicly filed with the SEC or (c) otherwise delivered to Parent or its Representatives (with receipt thereof confirmed by Parent or its Representatives). Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was: (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement (ii) publicly filed with the SEC or (iii) otherwise delivered to the Company or its Representatives (with receipt thereof confirmed by the Company or its Representatives).

“Mailing Date” shall have the meaning set forth in Section 1.15(a).

“Material Contract” shall have the meaning set forth in Section 2.11.

“Maximum Annual Premium” shall have the meaning set forth in Section 4.11(b).

“Maximum Share Amount” shall mean 4,845,240 shares of Parent Common Stock.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals.

“Minimum Share Amount” shall mean 4,112,752 shares of Parent Common Stock.

“Most Recent Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the SEC on March 16, 2023).

“Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of December 31, 2022.

“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of December 31, 2022.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“No Election Share Amount” shall have the meaning set forth in Section 1.14(b)(i).

“No Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(C).

“Non-Budgeted Capital Expenditure” shall have the meaning set forth in Section 4.1(a)(xiii).

“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.11(c).

“NYSE” shall have the meaning set forth in Section 2.7(e).

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

“Option Exchange Ratio” shall mean 0.313 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Out-Bound Licenses” shall have the meaning set forth in Section 2.9(i).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Capitalization Date” shall have the meaning set forth in Section 3.3(c).

“Parent Common Stock” shall have the meaning set forth in Section 3.3(a).

“Parent Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as Parent, pursuant to Section 4001(a)(14).

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE III.

“Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plan.

“Parent Equity Plan” shall mean the 2004 Equity Incentive Plan of Parent, as amended and restated from time to time.

“Parent IP” shall have the meaning set forth in Section 3.16(a).

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole. or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Parent and the Parent Subsidiaries operate (including any changes in commodity prices, general market prices and regulatory changes affecting the industries in which Parent its business); (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the continuation or worsening of the COVID-19 pandemic), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Parent or any of the Parent Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); (E) the public announcement or pendency of the Mergers and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees, (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 3.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Mergers or (y) any action or omission by Parent, any Parent Subsidiary or their respective Representatives in order to comply with Parent’s obligations under Section 4.1(b)); (F) changes in applicable Legal Requirements (including COVID-19 Measures) or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; or (H) any action expressly required to be taken by Parent pursuant to the terms of this Agreement or at the express written direction or consent of the Company; (I) any claims, suits, actions or Legal Proceedings arising from allegations of breach of fiduciary duty or violation of Law or otherwise relating to this Agreement or the transactions contemplated by this Agreement; (J) any change in the trading price or trading volume of the shares of Parent Common Stock or any change in the credit ratings or ratings outlook for Parent or any of the Parent Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Parent Material Adverse Effect has occurred if not otherwise excluded hereunder); (K) the expiration of any Contract in accordance with its terms; or (L) any breach, violation or non-performance of any provision of this Agreement the Company or any of its Affiliates or any action required to be taken or omitted by Parent or any the Parent Subsidiaries at the written request of the Company or any action expressly required to be taken or refrained from being taken by Parent or any of the Parent Subsidiaries pursuant to this Agreement, including any action consent to in writing by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Parent and the Parent Subsidiaries as compared to other participants that operate in the industry in which Parent and the Parent Subsidiaries operate.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

“Parent Permits” shall have the meaning set forth in Section 3.9(b).

“Parent Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by Parent and the Parent Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.

“Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which Parent or any Parent Subsidiary maintains for the benefit of its employees or former employees.

“Parent Products” shall mean any and all products and services that are or have been since January 1, 2022 tested, marketed, offered, sold, licensed, provided, manufactured, packaged, distributed or supported by the Parent or any Parent Subsidiary, including any and all products and services currently under development by the Parent or any Parent Subsidiary.

“Parent Registered IP” shall have the meaning set forth in Section 3.16(a).

“Parent Related Party” shall mean Parent, the Parent Subsidiaries and each of their respective Affiliates; and the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, the Parent Subsidiaries and each of their respective Affiliates.

“Parent SEC Documents” shall have the meaning set forth in Section 3.7(a).

“Parent Share Issuance” shall have the meaning set forth in Section 3.4(a).

“Parent Subsidiary” shall mean any direct or indirect Subsidiary of Parent.

“Parent Top Customer” shall mean a top ten customer of the Parent and the Parent Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Parent Top Distributor” shall mean a top five distributor of the Parent and the Parent Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Parent Top Supplier” shall mean a top five supplier of inventory or manufacturing services to the Parent and the Parent Subsidiaries, taken as a whole, based on expenditures during the 12 months ended March 31, 2023.

“Parent Trading Price” shall have the meaning set forth in Section 4.10(f).

“Payoff Letters” shall have the meaning set forth in Section 4.16.

“Person” shall mean any individual or Entity.

“Personal Data” shall mean any information that relates to, identifies, could reasonably be used to identify, or is otherwise identifiable with an individual, including any information relating to an identified or identifiable natural Person (an identifiable natural Person is one who can be identified directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “Protected Health Information” or “personal information” under any applicable Data Protection Laws).

“Prohibited Person” shall mean any Person that is the target of Sanctions Laws, including (a) a Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.

“Protected Health Information” shall mean individually identifiable health information transmitted or maintained by a covered entity or its business associates in any form or medium as defined at 45 C.F.R. § 160.103.

“Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s shareholders in connection with the Company Shareholder Meeting.

“Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered Mask Work Rights and applications to register Mask Work Rights, (e) domain name registrations and (f) all other Intellectual Property, in each case of (a) through (f) that are registered with, issued by or applied for by or with any Governmental Entity (or, in the case of domain name registrations, other public or quasi-public legal authorities such as domain name registrars).

“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(d).

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Required Company Shareholder Vote” shall have the meaning set forth in Section 2.5.

“Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by OFAC or the U.S. Department of State, the European Union or its Member States, or His Majesty’s Treasury of the United Kingdom.

“Schedule 13E-3” shall have the meaning set forth in Section 4.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Second Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shortfall Amount” shall have the meaning set forth in Section 1.14(b).

“Software” shall mean any computer software, programs and databases in any applicable form, including object code, source code, firmware and embedded versions thereof tools, assemblers, applets, compilers, application programming interfaces, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stock Election Consideration” shall have the meaning set forth in Section 1.5(a)(ii)(B).

“Stock Election Multiplier” shall mean 0.313.

“Stock Election Shares” shall have the meaning set forth in Section 1.5(a)(ii)(B).

“Subsidiary” shall mean, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person and, with respect to the Company, shall include Superior Drilling Solutions, LLC, Superior Design and Fabrication, LLC, Extreme Technologies, LLC, Hard Rock Solutions, LLC, Meier Property Series, LLC, and Meier Leasing, LLC, and each of their Subsidiaries.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Termination Fee” shall mean an amount in cash equal to $987,715.77.

“Top Customer” shall mean a top ten customer of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Top Distributor” shall mean a top five distributor of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the 12 months ended March 31, 2023.

“Top Supplier” shall mean a top five supplier of inventory or manufacturing services to the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the 12 months ended March 31, 2023.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on Nasdaq.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

“Unaffiliated Company Shareholders” shall mean the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (a) each of the Affiliated Company Shareholders and (b) Parent and its Affiliates.

“Utah Act” shall mean Section 16-10a of the Utah Revised Business Corporation Act.

“Utah Division of Corporations” shall have the meaning set forth in Section 1.2.

“Willful Breach” shall mean a breach that is the result of a willful or intentional act or failure to act where the breaching party actually knows that such act or failure to act is, or would reasonably be expected to result in, a breach.